Exhibit 10.1

PURCHASE AGREEMENT
by and among
ASC UTAH, INC.
AMERICAN SKIING COMPANY
TALISKER CANYONS FINANCE CO. LLC
and
TALISKER CORP.

July 15, 2007

Page

13.20.	WOLF DISCLAIMER	52

EXHIBITS

Exhibit A	Indemnification Agreement
Exhibit B	CORIS and WMRS License Agreement

PURCHASE AGREEMENT
     PURCHASE AGREEMENT, dated as of July ___, 2007 (this “Agreement”), by and among ASC UTAH d/b/a ASC UTAH, INC., a Maine corporation (the “Company”), AMERICAN SKIING COMPANY, a Delaware corporation (“ASC”, and together with Company, the “Sellers”), TALISKER CANYONS FINANCE CO. LLC, a Delaware limited liability company (“Buyer”), and TALISKER CORP., a Delaware corporation (the “Parent” and together with the Buyer, the “Purchasers”), for the sale and purchase of all of the outstanding capital stock in the Company (the “Stock”) and all of the outstanding capital stock of ASCRP (the “ASCRP Stock”).
WITNESSETH:
     WHEREAS, ASC owns all of the Stock and all of the ASCRP Stock;
     WHEREAS, ASC wishes to sell to the Buyer, and the Buyer wishes to purchase from ASC, all of the Stock upon the terms and subject to the conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.1. Certain Definitions. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:
     “Affiliate” of any specified Person means, as of the date in question, any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.
     “Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.
     “ASCRP” means American Skiing Company Resort Properties, Inc.
     “Base Balance Sheet” means the balance sheet dated as of the Base Balance Sheet Date included in the Financial Statements.
     “Base Balance Sheet Date” means April 29, 2007.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     “Capital Expenditures” means the aggregate of all expenditures actually incurred by such Person with respect to and/or in connection with either (i) acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or (ii) additions, improvement, replacements and/or repairs to real property, existing buildings and improvements, and/or equipment and all other expenditures that should be capitalized under GAAP on a balance sheet.
     “Capital Lease” means any capital lease listed on Schedule 1.1(a) of the Seller Disclosure Schedule, together with such additional capital leases entered into by the Company after the date hereof in the ordinary course of business consistent with past practice and with Purchaser’s prior written consent, which consent will not be unreasonably withheld or delayed.
     “Closing” means the consummation of the transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing actually occurs.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means that certain letter agreement, dated July 12, 2007, by and among Parent and ASC.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Contract” means any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof).
     “Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.
     “Daily Income Accretion Amount” means, (i) for any day prior to October 1, 2007, the (1) the product of (a) 5% multiplied by (b) the Purchase Price, (3) divided by 360; (ii) for any day after September 30, 2007 and prior to January 1, 2008, (1) the product of (a) 10% multiplied by (b) the Purchase Price, (3) divided by 360; or (iii) for any day after December 31, 2007 (1) the product of (a) 12% multiplied by (b) the Purchase Price, (3) divided by 360.
     “Deferred Revenue” means the aggregate amount of cash or cash equivalents received at any time prior to Closing by the Company, ASCRP or, to the extent related to or equitably allocated to the Resort, ASC, but which cannot be recognized as revenue in accordance with GAAP until after Closing, including but not limited to hotel reservation deposits, ski pass and season ski pass deposits and prepayments, and condominium rental deposits.
     “EBITDA” means, for any period, the Consolidated Net Income for such period plus (i) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (other than income taxes (either positive or negative) attributable to extraordinary or non-recurring gains or losses), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, and (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and minus (ii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining such Consolidated Net Income), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), and (C) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the Company, within the meaning of Section 4001(b)(1) of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Financial Statements” means the unaudited balance sheets and statements of earnings and statements of cash flow of the Company as of and for the fiscal years ended July 31, 2005 and July 30, 2006 and the nine months ended April 29, 2007.
     “GAAP” means United States generally accepted accounting principles in effect at the time in question.
     “Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission.
     “GSRP” means Grand Summit Resort Properties, Inc., an indirect wholly owned subsidiary of ASC.
     “Ground Lease” means that certain Ground Lease between the Company and Wolf dated as of July 3, 1997, as amended.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Accretion Amount” means, the sum of the Daily Income Accretion Amount for all days between September 2, 2007 and the day preceding the Closing Date.

     “Indebtedness” means (i) any liability, contingent or otherwise, of the Company (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which the Company has guaranteed or which is otherwise its legal liability; (iii) any monetary obligation secured by a lien to which the property or assets of the Company, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) and (iii) of the definition of “Permitted Exceptions” and (iv) all capitalized lease obligations of the Company. In no event shall Indebtedness include (a) trade payables, provided the same are properly disclosed in the Financial Statements or incurred in the ordinary course of the Company’s business, consistent with its past practices, after the Base Balance Sheet Date, (b) operating lease obligations provided same are properly disclosed in the Financial Statements or incurred in the ordinary course of business after the Base Balance Sheet Date and previously disclosed, in writing, to Buyer or (c) any liability to Wolf (other than rental payments pursuant to Section 3.01(a) of the Ground Lease which previously have, or may hereafter from time to time prior to the Closing, become due and payable under the Ground Lease).
     “Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction.
     “Knowledge of the Company” (and any similar phrases as they relate to the Company) means the existing actual knowledge of any one or more of the executive officers of ASC and/or the Company, as listed on Schedule 1.1(b), without having conducted any investigation; provided, however, that such executive officers will be deemed to have actual knowledge of any information contained in a written document signed by an authorized officer of the Company.
     “Law” means any Judgment, law, statute, rule or regulation of any Governmental Agency.
     “Lease” means any lease, sublease, license, or similar occupancy right in real or personal property.
     “Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, recorded easement, collateral assignment or pledge of any nature whatsoever which encumbers or affects the Stock, the Company and/or any of the Company’s assets.
     “Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.
     “Material Adverse Effect” means a material adverse effect upon the results of operations, properties, assets, liabilities or financial condition of the business of a specified Person and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change, effect, condition, event or circumstance (collectively, “Events”) arising out of, or attributable to (i) general economic conditions, changes, effects, events or circumstances, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, except to the extent such Events disproportionately affect (in a manner that is material and adverse) such specified Person and its Subsidiaries, (iii) in the case of the Company, any effect which the financial condition of ASC may have on the terms and conditions on which inventory or other assets are purchased by the Company (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on the Company following the Closing), (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing the Resort, or any reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions unless such acts have a direct impact on the Company’s assets (e.g., destruction of property or material adverse impact on air, water or soil at or in the vicinity of the Resort), (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person or its Subsidiaries which has a material and adverse effect on such Person and its Subsidiaries and which is caused by such damage or destruction or (vii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.
     “Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers contribute.
     “Outstanding Indebtedness” means the aggregate outstanding principal balance of, and accrued and unpaid interest on, all Indebtedness of the Company, calculated as of the close of business on the day immediately preceding the Closing Date, but not including the Capital Leases, or the ASC-Level Financings, the guaranty of water loan to RVMA, the Indebtedness reflected in or secured by any letter of credit or performance or surety bond listed on Schedule 8.7 of the Seller Disclosure Schedule, or any obligations under the SPA Development Agreement, the Ground Lease, or the Reconveyance Agreement; provided, however, that nothing in this Agreement shall modify, eliminate or limit the obligation of Seller to procure, on the Closing Date, a release of the Company and the Company’s assets from all indebtedness, liability, obligations and Liens relating to or arising out of the ASC-Level Financings.
     “Permitted Exceptions” means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein (provided that Liens securing the financings described in Schedule 1.1(c) of the Seller Disclosure Schedule (the “ASC-Level Financings”)) shall not be Permitted Exceptions; (ii) Liens for taxes, assessments and similar charges that are not yet due and payable; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business (but only to the extent the same do not materially adversely affect the operation of the Company’s business as currently conducted; (iv) non-monetary Liens or other encumbrances the existence of which does not materially adversely affect the operation of the Company’s business as currently conducted; (v) Liens or other encumbrances that would be disclosed by an accurate survey or physical inspection of the Real Property provided that the same do not materially adversely affect the operation of the Company’s business as currently conducted; (vi) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; (vii) Liens or other encumbrances to the extent the same are insured against by the Buyer’s title policy issued on our about the Closing Date; and (viii) any exceptions to title set forth in any subsection of Schedule 3.16 of the Seller Disclosure Schedule.
     “Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or another entity.
     “Reconveyance Agreement” means the Reconveyance Agreement by and between the Company and Wolf dated as of July 3, 1997, as amended.
     “Related Documents” means the Indemnification Agreement in the form of Exhibit A attached hereto, the CORIS and WMRS License Agreement in substantially the form of Exhibit B attached hereto, and all other agreements and instruments described in, contemplated by or executed in connection with this Agreement that have been or are to be executed and delivered in connection with the transactions contemplated hereby.
     “Resort” means the alpine ski and snowboard resort operated by the Company known as The Canyons ski area located in Park City, Utah.
     “RVMA” means The Canyons Resort Village Association, Inc., a Utah nonprofit Corporation.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Seller Disclosure Schedule” means the disclosure letter prepared by the Sellers, dated as of the date hereof, and delivered by the Sellers to the Purchasers.
     “SPA Development Agreement” means the Amended and Restated Development Agreement for The Canyons Specially Planned Area, dated November 15, 1999, as amended, together with the exhibits and schedules thereto.
     “Subsidiary” of any specified Person means any other Person (i) as to which more than 50% of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists. For the purposes of this Agreement, except where otherwise provided, any reference to a Subsidiary or Subsidiaries of ASC or the Company shall not include Community Water or the RVMA.

     “Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
     “Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
     “Wolf” means Wolf Mountain Resorts, LC.
     “Wolf Guaranty” means ASC’s guaranty made to Wolf as of July 3, 1999 guarantying obligations under the Ground Lease, the Wolf Purchase and Sale Agreement and the Reconveyance Agreement.
     “Wolf Purchase and Sale Agreement” means the Purchase and Sale Agreement by and between Wolf and the Company dated as of July 3, 1997, as amended.
     1.2. Other Capitalized Terms. The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

Agreement
ASC
ASC-Level Financings
ASCRP Stock
Assignments
Buyer
CBA
Company
Company Plans
Company Subject Matter
Contest
CPA-Determined Differences
CPA Firm
Current Plan Year
Deductible
Differences
Disagreement Notice
Employees
Preamble Preamble 1.1 Preamble 7.6 Preamble 3.14(c) Preamble 3.15(a) 9.3 11.5(b) 2.3(d)(ii) 2.3(d)(ii) 5.2(b) 10.4(a) 2.3(d)(ii) 2.3c 5.1

Term	Section

Estimated Income Adjustment Amount	2.3(a)
Estimated Working Capital Adjustment	2.3(a)
Expiration Date	10.1
FCC	3.6
Final Adjustment Certificate	2.3(b)
Final Income Adjustment Amount	2.3(b)
Final Working Capital Adjustment	2.3(b)
Income Adjustment Amount	2.3(a)
Indemnifiable Losses	10.2
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
Insurance Policies	3.11(a)
Interim Period	11.1(a)
Leased Real Property	3.16(a)
Notice of Claim	10.5(a)
Other ASC Reports	5.1
Owned Real Property	3.16(a)
Parent	Preamble
Plans	3.15(a)
Pre-Closing Periods	11.1(a)
Purchase Price	2.1
Purchasers	Preamble
Purchaser Indemnitees	10.2
Purchaser Trade Names	9.6(b)
Real Property	3.16(a)
Real Property Leases	3.16(a)
Representatives	9.3
Resolved Objections	2.3(d)(i)
Resort	1.1
Review Period	2.3c
Seller Indemnitees	10.3
Sellers	Preamble
Seller Trade Names	9.6(a)
Stock	Preamble
Straddle Contest	11.5c
Surveyor Certificate	3.16(f)
Tax Indemnifying Parties	11.1(a)
Tax Notice	11.5(a)
ARTICLE II
CALCULATION OF PURCHASE PRICE AND PAYMENT
     2.1. Sale and Purchase of Stock. At the Closing, upon the terms and subject to the conditions of this Agreement, ASC shall sell to the Buyer, and the Buyer shall purchase from

ASC, the Stock and the ASCRP Stock. The aggregate purchase price for the Stock and the ASCRP Stock shall be an amount equal to the following sum (as it may be further adjusted pursuant to Section 2.3, the “Purchase Price”):
          (a) $100,000,000; plus
          (b) Capital Expenditures made by the Sellers from the date of this Agreement through the Closing Date as specified on Schedule 2.1(b) of the Seller Disclosure Schedule or otherwise approved in writing by the Buyer; minus
          (c) Deferred Revenue (initially based upon the estimated amount thereof in accordance with Section 2.3(a)(iii)).
     2.2. Payment of the Purchase Price
          (a) Good Faith Deposit. On the morning of the second business day following the execution of this Agreement, Purchaser shall deliver to Seller, to be held in escrow, subject to the terms of this Agreement, a good faith deposit (as the same may be increased by Purchaser pursuant to Section 12.1(c), the “Deposit) in the amount of $10,000,000 which Deposit shall be non-refundable except as expressly provided herein.
          (b) Payments by the Purchasers. At the Closing, the Purchasers shall pay the Purchase Price (net of the Deposit) by wire transfer of immediately available funds to ASC; and
          (c) Payments by the Sellers. Immediately prior to the Closing, the Sellers shall repay in full (or shall request that the Purchasers apply a portion of the Purchase Price to such payment), the outstanding principal amount of the Outstanding Indebtedness, and any accrued and unpaid interest thereon, and shall provide to the Purchasers reasonably satisfactory evidence of payment together with releases of the Company from all Outstanding Indebtedness and/or ASC Level Financings and releases of the Company’s assets from all Liens relating to any Outstanding Indebtedness and/or ASC Level Financings.
     2.3. Purchase Price Adjustments. The Purchase Price shall be adjusted as follows:
          (a) Pre-Closing Adjustments.
     (i) No later than the fourth Business Day prior to the Closing Date, the Sellers shall prepare and deliver to the Purchasers an officer’s certificate, certifying as to compliance with Section 9.5(k)(B), or to the extent of any noncompliance with Section 9.5(k)(B), the amount, if any, that the estimated value of the Working Capital Accounts has been decreased by such noncompliance (the “Estimated Working Capital Adjustment”), which certificate shall be accompanied by an estimated Closing Date Balance Sheet prepared from the books and records of the Company in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements. The Purchase Price payable at the Closing shall be decreased, on a dollar for dollar basis, to the extent that the Estimated Working Capital Adjustment exceeds $100,000.

     (ii) The Purchase Price payable at the Closing shall be adjusted (i.e., either increased or decreased by the Income Adjustment Amount if the Closing shall have not occurred on or before September 2, 2007. The “Income Adjustment Amount” shall mean the amount (which may be positive or negative) calculated by subtracting the aggregate EBITDA (whether positive or negative) from and including September 3, 2007 to the close of business on the day preceding the Closing Date from the aggregate Income Accretion Amount from and including September 3, 2007 to the Closing Date. By way of example only, an EBITDA of negative $10 and an Income Accretion Amount of $15 would result in an Income Adjustment Amount of $25 (as the subtraction of negative EBITDA would result in the addition of such amount). No later than the fourth Business Day prior to the close of business on the day preceding the Closing Date, the Sellers shall prepare and deliver to the Purchasers an officer’s certificate, certifying as to the estimated Income Adjustment Amount as of the Sunday prior to the Closing Date (the “Estimated Income Adjustment Amount”), which certificate shall be accompanied by a statement of the EBITDA and Income Accretion Amount of the Company from and including September 3, 2007 through the Sunday prior to the Closing Date, to be prepared from the books and records of the Company in accordance with GAAP, where applicable, and in a manner consistent with the preparation of the Financial Statements. The Purchase Price payable at the Closing shall be increased or decreased, on a dollar for dollar basis, by the Estimated Income Adjustment Amount (with the Purchase Price increased by a positive Estimated Income Adjustment Amount and decreased by a negative Estimated Income Adjustment Amount).
     (iii) No later than four Business Days prior to the Closing Date, ASC shall prepare and deliver to the Parent an officer’s certificate certifying as to ASC’s calculation of the Deferred Revenue (the “Estimated Deferred Revenue Amount”), which certificate shall be accompanied by a reasonably detailed statement of the calculation made by ASC from the books and records of the Company in a manner consistent with the preparation of the Financial Statements.
     (b) Post Closing Adjustment. As soon as practicable, but in any event within 60 days after the Closing Date, the Purchasers shall cause to be prepared and delivered to ASC a statement (the “Final Adjustment Certificate”) certifying to the Buyer’s calculation of (x) amount that any noncompliance with Section 9.5(k)(B) decreased the value of the Company’s Working Capital Amounts as of the Closing Date (subject to adjustment as provided below, the “Final Working Capital Adjustment”), (y) the Income Adjustment Amount (subject to adjustment as provided below, the “Final Income Adjustment Amount”), and (z) the Deferred Revenue (subject to adjustment as provided below, the “Final Deferred Revenue Amount”), which Final Adjustment Certificate shall be accompanied by a Closing Date Balance Sheet prepared in accordance with GAAP and the Buyer’s calculation of the Final Working Capital Adjustment, the Final Income Adjustment Amount and the Final Deferred Revenue Amount. The Final Adjustment Certificate shall certify the Buyer’s calculation of any amount payable by ASC to the Buyer, or the Buyer to ASC, pursuant to Section 2.3(e).

     (c) Upon receipt of the Final Adjustment Certificate, ASC shall have the right during the succeeding 30-day period (the “Review Period”) to examine the Final Adjustment Certificate, and all books and records used to prepare such Final Adjustment Certificate. If ASC disagrees with the Purchasers’ determination of the Final Working Capital Adjustment, the Final Income Adjustment Amount and/or the Final Deferred Revenue Amount, it shall so notify the Purchasers in writing (such notice, a “Disagreement Notice”) on or before the last day of the Review Period, which Disagreement Notice shall set forth a specific description of ASC’s disagreement and the amount of the adjustment to the Final Working Capital Amount, the Final Income Adjustment Amount and/or the Final Deferred Revenue Amount which ASC believes should be made. If no Disagreement Notice is delivered within the Review Period, the Final Adjustment Certificate shall be deemed to have been accepted by the parties hereto. The Purchasers will, and will cause the Company to, provide ASC full access (during normal business hours and upon reasonable notice) to the relevant books, ledgers, files, reports and operating records of the Company and the then current relevant employees of the Company in order to permit ASC with a commercially reasonable opportunity to evaluate the Final Adjustment Certificate.
     (d) Dispute Resolution.
          (i) In the event that a Disagreement Notice is delivered in accordance with Section 2.3(c), the Purchasers and ASC shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Purchasers and ASC in accordance with this Section 2.3(d)(i) shall collectively be referred to herein as the “Resolved Objections.” The Final Working Capital Adjustment, the Final Income Adjustment Amount and the Final Deferred Revenue Amount shall be adjusted to reflect any Resolved Objections.
          (ii) If the Purchasers and ASC are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint Ernst & Young (or any other major accounting firm mutually agreed upon by ASC and the Parent) within five days of the end of such 30-day period (the “CPA Firm”). The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences”). The CPA Firm shall determine, based on the requirements set forth in this Section 2.3 and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Final Working Capital Adjustment, the Final Income Adjustment Amount and/or the Final Deferred Revenue Amount requires adjustment so as to be calculated in accordance with this Agreement. The CPA Firm shall be instructed to make its determination within 15 days after its appointment. The Purchasers and ASC shall each pay 50% of the fees and disbursements of the CPA Firm. The Purchasers and ASC shall, and the Purchasers shall cause the Company to, provide to the CPA Firm full cooperation. The CPA Firm’s resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firm in accordance with this Section 2.3(d)(ii) shall collectively be referred to herein as the “CPA-Determined Differences.” The Final Working Capital

Amount, Final Income Adjustment Amount and the Final Deferred Revenue Amount shall be adjusted to reflect any CPA-Determined Differences.
          (e) To the extent that the Final Working Capital Adjustment, the Final Income Adjustment Amount and/or the Final Deferred Revenue Amount set forth in the Final Adjustment Certificate (as adjusted in accordance with any Resolved Objections and CPA-Determined Differences) differ from the Estimated Working Capital Amount, the Final Income Adjustment Amount and/or the Final Deferred Revenue Amount, the adjustment to the Purchase Price initially made pursuant to Section 2.3(a) shall be recalculated by the parties by using the Final Working Capital Adjustment in lieu of the Estimated Working Capital Adjustment, the Final Income Adjustment Amount in lieu of the Estimated Income Adjustment Amount and the Final Deferred Revenue Amount.
          (f) On the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by ASC of the Final Adjustment Certificate, (y) the resolution by the Purchasers and ASC of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.3(e) shall be made and the Purchasers shall pay to ASC the amount of any increase in the Purchase Price beyond that received by ASC at the Closing, or ASC shall return to the Purchasers the excess amount of the Purchase Price initially received by ASC at the Closing. Such payment shall be made (i) in the case of a payment to the Purchasers, by ASC by wire transfer of immediately available funds to a bank account or accounts designated by the Purchasers and (ii) in the case of a payment to ASC, by the Purchasers by wire transfer of immediately available funds to a bank account or accounts designated by ASC.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE SELLERS
     The Sellers jointly and severally represent and warrant to the Purchasers as follows:
     3.1. Organization and Qualification.
          (a) The Company has previously delivered to or made available to the Purchasers a complete and correct copy of: (i) the Articles of Incorporation and by-laws of the Company, as the same may have been amended, each of which is in full force and effect; and (ii) all minutes of meetings of the Company’s stockholders and Board of Directors for the prior five years. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Maine and has all requisite power and authority to carry on its business as presently owned or conducted. The Company is in good standing as a foreign corporation and is duly qualified to transact business in the State of Utah.
          (b) ASC has previously delivered to or made available to the Purchasers complete and correct copies of its Certificate of Incorporation and bylaws, as each of the same may have been amended, each of which is in full force and effect. ASC is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted; provided, however, that no representation is made as to the qualification of any of ASC in any jurisdiction other than its state of incorporation.
     3.2. Title to the Stock. As of the Closing Date, ASC shall own beneficially and of record, free and clear of any Lien with full right, power and authority to transfer, convey and deliver, the Stock and, upon delivery of and payment for the Stock at the Closing as herein provided, ASC will convey to the Buyer good and valid title thereto, free and clear of any Lien. The Stock consists of all of the issued and outstanding capital stock in the Company and is fully paid and non-assessable. Except for the rights of Purchasers under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the Stock or any right to vote the Stock. Upon acquisition of the Stock in accordance with the terms of this Agreement and the satisfaction of the conditions set forth in Section 7.9, the Buyer will obtain all available rights to elect the Board of Directors of the Company.
     3.3. Subsidiaries. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedule, the Company has no Subsidiaries and does not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person.
     3.4. Binding Obligation. The Sellers have all requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to be executed by them in connection herewith. This Agreement and such Related Documents have been or will be duly and validly authorized by all required corporate or stockholder action on the part of the Sellers (with stockholder approval to be effective upon the satisfaction of the condition set forth in Section 8.9 of the Agreement) and no other corporate or stockholder proceedings on the part of any of them are necessary to authorize this Agreement or the Related Documents. This Agreement has been duly executed and delivered by the Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Purchaser, constitutes the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms.
     3.5. No Default or Conflicts. The execution and delivery of this Agreement and the Related Documents by the Sellers and the performance by them of their respective obligations hereunder and thereunder (a) does not and will not result in any violation of, or breach or default under the Articles of Incorporation or by-laws (or equivalent) of ASC or the Company; and (b) assuming compliance with the matters referred to in Section 3.6, does not and will not violate nor result in a breach or default under any existing applicable Law material to the business of the Company or any Judgment of any Governmental Agency having jurisdiction over any of the Sellers or the Company or any of their respective properties in any material respect.
     3.6. No Governmental Authorization or Consent Required. Except as set forth on Schedule 3.6 of the Seller Disclosure Schedule and except for compliance with any applicable requirements of the HSR Act and the Federal Communications Commission (the “FCC”), no

authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by any of ASC or the Company in connection with the due execution and delivery by ASC or the Company of this Agreement and the consummation by such Person of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect.
     3.7. Financial Statements. The Financial Statements fairly present, in all material respects, the financial position of the Company, the results of its operations and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis (except for the absence of (i) notes; and (ii) any allocation to the Company of liabilities in respect of and ASC corporate general and administrative, marketing and sales, and information technology expenses). The Financial Statements have been accurately derived from the books and records of the Company. There has been no material adverse change in the financial condition of the Company since the Base Balance Sheet Date. The Company has no indebtedness, obligations or other liabilities of a kind required to be disclosed in its financial statements under GAAP other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet or the notes thereto; (ii) debts equal to or less than $25,000 and incurred in the ordinary course of business since the Base Balance Sheet Date or (iii) set forth on Schedule 3.7 of the Seller Disclosure Schedule.
     3.8. Powers of Attorney. Except as set forth on Schedule 3.8 of the Seller Disclosure Schedule, the Company has no material outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company’s employees or officers.
     3.9. Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Company or ASC in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or ASC or any action taken by any such Person. No broker, finder, agent or similar intermediary is entitled, or shall become entitled, to any broker’s, finder’s or similar fee or other commission in connection with any prior or subsequent purchase or sale of any of the Real Property based on any currently existing agreement, arrangement or understanding with the Company or ASC or any action previously taken by the Company or ASC.
     3.10. Compliance with Laws. As of the date hereof, except as set forth in Schedule 3.10 of Seller Disclosure Schedule, no investigation or material review by any Governmental Agency with respect to the Company is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, except as set forth in Schedule 3.10 of the Seller Disclosure Schedule, neither ASC nor the Company has, as of the date hereof, received any notice or communication of any noncompliance by the Company with any such Laws in any material respect that has not been cured as of the date hereof.

     3.11. Insurance.
          (a) Schedule 3.11(a) of the Seller Disclosure Schedule sets forth as of the date hereof a description of each insurance policy (the “Insurance Policies”) of the Company and a list of all pending claims in excess of $100,000. Except as noted on Schedule 3.11(a) of the Seller Disclosure Schedule and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $100,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since July 30, 2003, the Company has been fully insured for worker’s compensation claims. Neither of the Sellers has received any notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to the Company or materially increase the premiums thereunder beyond such premiums currently in effect.
          (b) Schedule 3.11(b) of the Seller Disclosure Schedule sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.
     3.12. Litigation. Except as disclosed in Schedule 3.12 of the Seller Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Company, threatened in writing against either of the Sellers or their respective properties or assets that, with respect to each such Litigation (a) in the case of the Company (i) is not covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Company in excess of $100,000 or $250,000 in the aggregate for all such Litigation or (b) in the case of ASC, would reasonably be expected to result in a material and adverse effect on ASC’s ability to consummate the transactions contemplated by this Agreement or result in a Lien against the Stock, the Company or the Company’s assets. Except as set forth on Schedule 3.12 of the Seller Disclosure Schedule, neither of the Sellers has received written notice that the Stock, the Company or the Company’s assets is subject to any material order, Judgment, injunction or decree of any Governmental Authority.
     3.13. Approvals. The Company has in effect all material Approvals necessary for the operation of the Resort as of the date hereof (not including for this purpose any Approvals necessary for any development or construction activity on any Real Property). Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, the Company has not received written notice of any material default under any such Approval, which such material default is still in effect.
     3.14. Labor Matters.
          (a) Except as set forth on Schedule 3.14(a) of the Seller Disclosure Schedule, the Company is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

          (b) To the Knowledge of the Company, as of the date hereof, there are no threatened or active strikes, work stoppages, boycotts or concerted labor actions against the Company.
          (c) Except as set forth on Schedule 3.14(c) of the Seller Disclosure Schedule, as of the date hereof, none of the Sellers or the Company has received written notice of any pending (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting the Company. Schedule 3.14(c) of the Seller Disclosure Schedule also identifies those employees which are covered by the 2006 — 2007 collective bargaining agreement by and between the Company and The Canyons Professional Ski Patrol Association (the “CBA”).
     3.15. Employee Benefit Plans.
          (a) Schedule 3.15(a) of the Seller Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee former employee, or consultant of the Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any present or future liability. To the extent the Company sponsors, maintains, contributes to, is required to contribute to, or has any liability with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”
          (b) With respect to each Company Plan, the Purchasers have been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable: (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any material correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; and (vi) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

           (c) (i) Each Company Plan has been established, maintained, and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) is so qualified and has received a favorable determination letter from the IRS as to its qualification, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) for each Company Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Company nor any ERISA Affiliate has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent the Company from amending or terminating any such welfare plan; (iv) to the Knowledge of the Company, no event has occurred with respect to any Company Plan that would subject the Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Company, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Company Plan; (vi) to the Knowledge of the Company, neither the Company nor any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Company Plan which is a “group health plan” as defined in Section 607(1) of ERISA has at all times been operated in compliance in all material respects with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law.
          (d) Except as set forth on Schedule 3.15(d) of the Seller Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV or ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA.
          (e) Except as set forth on Schedule 3.15(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee of the Company to severance pay or to accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or other agreement with such employee.
          (f) All material contributions (including all employer contributions and employee salary reduction contributions) required by each Company Plan or by any applicable Law or agreement to have been made under any Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.
          (g) None of the Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA. With respect to any of the

Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability could in the aggregate with respect to each such individual exceed $25,000 per year.
          (h) There is no material default on behalf of the Company with respect to any of the Plans and each of the Plans is in full force and effect, enforceable by the Company in accordance with its terms. There is no Litigation pending or, to the Knowledge of the Company, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Company Plan, nor to the Knowledge of the Company, any arbitration, proceeding or investigation. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan.
          (i) Schedule 3.15(i) of the Seller Disclosure Schedule lists all of the employees of the Company as of the date hereof, together with their respective salaries and date of hire. Schedule 3.15(i) of the Seller Disclosure Schedule also identifies those employees of the Company which are parties to employment agreements, bonus agreements or other written agreements relating to compensation.
     3.16. Real Property.
          (a) Schedule 3.16(a)(1) of the Seller Disclosure Schedule is a complete and accurate list of all real property owned by the Company or which will be owned by the Company on the Closing Date (the land, together with all improvements located thereupon, being herein called the “Owned Real Property”). Schedule 3.16(a)(2) of the Seller Disclosure Schedule is a complete and accurate list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Company uses or occupies any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and together with the Owned Real Property the “Real Property”). The Company has delivered to the Purchasers copies of the Real Property Leases which are true, complete and correct in all material respects. Except as set forth in Schedule 3.16(a)(3) of the Seller Disclosure Schedule, each Real Property Lease is in full force and effect as to the Company and neither the Company nor, to the Knowledge of the Company, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder. The Real Property is all of the real property that the Company owns or occupies (or will own or occupy on the Closing Date).
          (b) The Company owns or will, on the Closing Date, own fee title to the Owned Real Property and valid leasehold interests in the Leased Real Property, subject only to Permitted Exceptions and Liens to be released on or before the Closing Date as provided in Section 7.5. The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained by the Company or the Purchaser.
          (c) The Company has previously delivered to the Purchaser true, complete and correct copies of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the Company’s 2004 and 2005 fiscal years for all Real Property and other property owned or leased by the Company.
          (d) Except as set forth on Schedule 3.16(d) of the Seller Disclosure Schedule, all Owned Real Property is free from agreements creating an obligation to sell, lease or grant a third party option to sell or lease.
          (e) Except as set forth in Schedule 3.16(e) of the Seller, neither of the Sellers has received notice of and there is no pending or, to the Knowledge of the Company, as of the date hereof, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.
          (f) All material chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Resort, are located either on (i) the Owned Real Property, (ii) valid easements owned by the Company which allow the existence, operation, repair, replacement, improvement, relocation and maintenance of the applicable, chairlifts, gondolas, buildings, improvements or ski-runs, or (iii) Leased Real Property pursuant to the relevant Real Property Lease. This representation shall be considered deleted from this Agreement for all purposes if, on or prior to Closing, the Company shall have delivered to Parent a certificate substantially in the form annexed hereto as Exhibit A, signed by a licensed surveyor (the “Surveyor Certificate”).
          (g) Schedule 3.16(g) of the Seller Disclosure Schedule lists all of the material Real Property Leases and other material Contracts, including any amendments hereto, pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Real Property owned or leased by the Company; provided, however, that Schedule 3.16(g) of the Seller Disclosure Schedule need not include any bookings at hotels or conference facilities within the Resort. Except as set forth on Schedule 3.16(g) of the Seller Disclosure Schedule, (i) there are no material Real Property Leases entered into by the Company that relate to the Real Property or any portion thereof, (ii) there are no material security deposits under such Leases and (iii) no Tenant is currently entitled to any material rent concessions, rent abatements or rent credits and no material rent concessions or rent abatements permitted under such Leases are currently claimed by any Tenant(s) as a result of a default by the Company or otherwise. True, correct and complete copies of all such Leases have previously been delivered to Purchasers. Except as set forth in Schedule 3.16(g) of the Seller Disclosure Schedule, each such Lease is in full force and effect and neither the Company nor, to the Knowledge of the Company, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.
          (h) True and correct copies of all condominium declarations, master deeds and condominium by-laws relating to the Grand Summit Lodge at the Canyons and the Sundial

Lodge have been provided to Purchasers. Each of such contracts is in full force and effect, and there exists no default by the Company, or to the Knowledge of the Company, any other party to such contracts.
     3.17. Tax Matters.
          (a) All material Tax Returns required to be filed by or with respect to the Company and/or its current or past subsidiaries on or before the date hereof have been properly prepared and timely filed and all material amounts shown thereon to be due have been timely paid. All such Tax Returns were correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to the Company and/or it current or past subsidiaries after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations. The Company has complied in all material respects with all laws relating to the payment and withholding of taxes.
          (b) The Company has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material assessment or Tax deficiency.
          (c) With respect to all material federal, state and local Tax Returns of the Company and/or its current or past subsidiaries, (i) no audit is in progress and no extension of time (other than automatic extensions of time) is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency proposed or threatened in writing or as to which the Company has knowledge based upon personal contact with any agent of a taxing authority against the Company.
          (d) Except as set forth on Schedule 3.17(d) of the Seller Disclosure Schedule, each of the Company and/or its current or past subsidiaries, has not agreed to and, to the Knowledge of the Company, the Company and/or it current or past subsidiaries is not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.
          (e) To the Knowledge of the Company, there are no material Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.
     3.18. Contracts and Commitments. Except as set forth in Schedule 3.18 neither the Company nor either of the Company Subs is a party to:
          (a) any partnership agreements or joint venture agreements in which the Company or any Subsidiary has any equity interest;
          (b) any agreement requiring the payment of severance with any director, officer, employee or consultant;

          (c) any material agreement with another person or entity limiting or restricting the ability of the Company to enter into or engage in any market or line of business;
          (d) any material brokerage agreements;
          (e) any agreements for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of its assets;
          (f) any agreement relating to the acquisition by the Company of any operating business or the assets or capital stock of any other corporation, entity or business;
          (g) any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness other than ASC-Level Financings;
          (h) any material agreements under which the Company has made advances or loans to any entity or individual (which shall not include advances made to an employee of the Company in the ordinary course of business consistent with past practice); or
          (i) any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made to or from the Company in excess of $50,000 per year or (y) which is not terminable within one year of Closing without any termination fee in excess of $50,000.
Each of the contracts set forth on Schedule 3.18 (the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. To the knowledge of the Company, no material default on behalf of any party to any Material Contract currently exists or would exist but for the passage of time of giving of notice.
     3.19. Government List. Neither the Company nor ASC nor any person controlled by them is a country, territory, individual or entity named on a Government List. For purposes of this paragraph “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
     3.20. ASCRP. ASCRP is a corporation duly formed, validly existing and in good standing under the laws of the State of Maine. It is in good standing as a foreign corporation and is duly qualified to transact business in the State of Utah. As of the Closing Date, ASC shall own beneficially and of record, free and clear of any Lien with full right, power and authority to transfer, convey and deliver to Buyer the ASCRP Stock and, upon delivery of and payment for the ASCRP Stock at the Closing as herein provided, ASC will convey to the Buyer good and valid title thereto, free and clear of any Lien. True, correct and complete copies of all of the organizational documents for ASCRP have previously been delivered to Buyer. The ASCRP Stock consists of all of the issued and outstanding capital stock in ASCRP and is fully paid and non-assessable. Except for the rights of Purchasers under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose any right, title and/or interest in and to the ASCRP Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the ASCRP or any right to vote the ASCRP Stock. Upon Acquisition of the ASCRP Stock in accordance with this Agreement and the satisfaction of the conditions set forth in Section 7.9, the Buyer will obtain all available rights to elect the Board of Directors of ASCRP. Except as disclosed in various sections of the Seller Disclosure Schedule (including without limitation Schedules 3.7, 3.12, 3.18 and 3.20 thereof): ASCRP has no assets, liabilities, Material Contracts (or similar contracts, commitments or obligations), Indebtedness, Capital Leases, Judgments against it, Litigation in which it is involved, Company Plans or similar ERISA regulated plan, or employees; no notice to or approval of any Person is required as a condition precedent to the transfer of the ASCRP Stock to Buyer; and ASCRP is in compliance, in all material respects, with all laws applicable to it and its business. As of the Closing Date, ASCRP will have no Subsidiaries.
     3.21. Assets. As of the Closing, no affiliate of ASC (other than the Company and ASCRP) shall own, directly or indirectly, lease or have any other rights, entitlements and/or interests in and/or to any real property comprising part of the Resort or any other real property, development rights or other similar property or interests in the State of Utah (other than ASC’s leasehold interest in its headquarters in Park City, Utah and fixtures, equipment and similar property used in connection with the use and occupancy of such space (the “Headquarters Interests”)), and the Company and/or ASCRP will own or possess adequate real property rights and other rights, entitlements and interest in the tangible assets currently used or held for use to use, operate and/or possess the Resort in substantially the same manner as the Resort is currently being used and/or operated.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER
     The Purchasers jointly and severally represent and warrant to ASC as follows:
     4.1. Organization of the Purchaser. Each Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.
     4.2. Power and Authority. Each Purchaser has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated hereby. All corporate and stockholder action on the part of the Purchasers necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by the Purchasers of the transactions contemplated hereby and thereby has been duly taken. This Agreement has been duly executed and delivered by the Purchasers and constitutes the legal, valid and binding obligation of the

Purchasers, enforceable against the Purchasers in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.
     4.3. No Conflicts. Except as may be required under the HSR Act, neither the execution or delivery by the Purchasers of this Agreement and the Related Documents nor the performance by the Purchaser of the transactions contemplated hereby and thereby, shall:
          (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of any Purchaser;
          (b) violate any existing applicable Law by which any Purchaser or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;
          (c) require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Interests or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or
          (d) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contact to which any Purchaser is a party or by which it may be bound or to which a material portion of its properties may be subject, other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Interests or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.
     4.4. Purchase for Investment. The Buyer is purchasing the Stock for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. The Buyer is an “accredited investor” as that term is defined in Rule 501 of the Regulation D promulgated under the Securities Act.
     4.5. Litigation. There is no Litigation pending or, to the knowledge of the Parent, threatened against any Purchaser or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.
     4.6. Brokers. No broker, finder or similar intermediary has acted for or on behalf of any Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any Purchaser or its Affiliates or any action taken by any Purchaser or its Affiliates.
     4.7. Availability of Funds. The Purchasers have cash available or existing borrowing facilities or unconditional, binding funding commitments, in each case that are sufficient to enable them to consummate the transactions contemplated by this Agreement and the Related Documents.
     4.8 Subsidiary Transfer. The Purchaser acknowledges that ASC intends to cause ASCRP to complete the Subsidiary Transfer.
     4.9 Agreements. The Parent hereby represents to ASC that, as of the date hereof, neither the Parent nor any of its Affiliates has any binding agreements with (i) Kenneth Griswold, Vail Resorts, Inc., Wolf or their respective Affiliates relating to the Resort, any portion of land underlying the Resort, the Ground Lease, ASC, the Company, or the transactions contemplated by this Agreement or (ii) Peninsula Advisors, LLC which would prohibit Parent and/or Buyer from consummating the transactions contemplated in this Agreement. Parent agrees to provide periodic updates to ASC concerning the status and substance of any and all of its negotiations with Wolf.
     4.10 Net Worth. The Parent has a net worth of at least $100 million, and shall provide evidence of such to ASC’s reasonable satisfaction prior to July 23, 2007. A letter from the Parent’s auditor attesting to such net worth (including that no recapitalizations, dividends or material changes have occurred since the measurement date) shall constitute satisfactory evidence of such net worth so long as the form and content of the letter, and the identity of the auditor, are reasonably satisfactory to ASC.
ARTICLE V
EMPLOYEES AND EMPLOYEE-RELATED MATTERS
     5.1. Employment Matters. The Purchasers agree to cause the Company to offer employment to the employees of the Company as of the Closing Date (the “Employees”) and that, through the end of the 2007/2008 ski season, the compensation paid and benefits provided will be at least comparable to the aggregate compensation and benefits under the Company’s compensation benefit plans immediately prior to the date hereof. Up to 25 employees of ASC (together with their spouses and dependants) shall receive ski privileges and other employee food and beverage, retail and lodging discounts at the Resort, which privileges shall remain in effect for such individuals through the end of the 2007/2008 ski season consistent with such privileges received by the Employees for the 2006/2007 ski season. The Company shall not be obligated to honor these reciprocal benefits after the end of the 2007/2008 ski season.
     5.2. Benefit Plans. For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, the Purchasers shall credit Employees for prior service with the Sellers and their Affiliates to the extent permitted under the applicable Plan. The Purchasers shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with the Parent’s policy as in effect on the date hereof with respect to Parent’s employees generally. The Purchasers shall (i) credit deductible payments and coinsurance payments made in the plan year in which the Closing Date occurs (the “Current Plan Year”) by Employees under the Company’s group health plans on or prior to the Closing Date towards deductibles and other out-of-pocket costs incurred by Employees in the Current Plan Year in connection with any group health plan in which Employees participate after the Closing Date; (ii) waive all pre-existing condition clauses applicable to any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan; and (iii) waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan. For purposes of the preceding sentence, “group health plan” shall have the meaning prescribed in Section 5000(b)(1) of the Code. Following the Closing Date, ASC shall be responsible for all obligations to the Employees under ASC’s 2002 Phantom Equity Plan.
ARTICLE VI
CLOSING
     6.1. Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof, the Closing, unless the parties otherwise agree, shall be held at 10:00 a.m. on September 29, 2007, or, if later, the third Business Day following the day on which the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) is satisfied or waived, at the offices of Paul Hastings Janofsky and Walker LLP, 75 East 55th Street, New York, New York 10022.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF
THE PURCHASERS TO CONSUMMATE THE TRANSACTION
     The obligations of the Purchasers to be performed at the Closing shall be subject to the satisfaction or Purchaser’s waiver, at or prior to the Closing, of the following conditions:
     7.1. Representations and Warranties; Compliance with Covenants. The representations and warranties of the Sellers and the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time). The Sellers and the Company shall have performed and complied in all material respects with the covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date. ASC shall have delivered to the Parent a certificate, dated the date of the Closing and signed by an officer of ASC, to the foregoing effect.
     7.2. No Material Adverse Effect. Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Resort, or the Company and ASCRP considered as a whole.

     7.3. No Judgment or Injunction. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that, in the opinion of counsel to the Parent (to be provided to ASC in writing if ASC so requests), would reasonably be expected to result in such a Judgment.
     7.4. Approvals.
          (a) All Approvals required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.
          (b) The consents set forth on Schedule 7.4(b) of the Seller Disclosure Schedule shall have been delivered to the Parent
     7.5. Release of Liens. On or prior to Closing, the Sellers shall have effected the release of (i) all Liens securing the ASC-Level Financings and (ii) all other Liens (other than Permitted Exceptions and any Liens relating to Capital Leases) securing monetary obligations. In the event that at the Closing any Lien shall exist that (a) is not a Permitted Exception, (b) would result in the failure of the conditions of the Purchasers to consummate the transactions contemplated hereby as set forth in Section 7.1 or this Section 7.5 and (c) can be removed immediately by the payment of a liquidated and discernible sum of money, then at the option of ASC, the Purchasers and ASC shall be obligated to consummate the Closing, notwithstanding the existence of such Lien, so long as the Purchasers receive a credit against the Purchase Price as may be necessary to discharge such Lien.
     7.6. Assignment. ASC shall have delivered to the Buyer an executed stock power concerning the Stock and the ASCRP Stock (the “Assignment”).
     7.7. Related Documents. The Sellers shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.
     7.8. FIRPTA. The Purchasers shall have received a statement from ASC that it is not a “foreign person” within the meaning of Section 1445 of the Code.
     7.9. Resignations. On the Closing Date, the Sellers shall cause to be delivered to the Purchasers duly signed resignations, effective immediately upon Closing, of all officers and directors of the Company and ASCRP.
     7.10. Settlement of Accounts. On or prior to the Closing Date, all of the accounts payable and other similar obligations owing from the Company and/or ASCRP to ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, the Company and ASCRP shall have no obligation or liability in respect thereof.
ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF
THE SELLERS TO CONSUMMATE THE TRANSACTION
     The obligations of the Sellers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
     8.1. Representations and Warranties; Compliance with Covenants. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time). The Purchasers shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date. The Parent shall have delivered to ASC, a certificate, dated the date of the Closing and signed by an officer of the Parent, to the foregoing effect.
     8.2. No Injunction. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that, in the opinion of counsel to ASC (to be provided to the Parent if the Parent so requests), would reasonably be expected to result in such a Judgment.
     8.3. Approvals. All Approvals required under the HSR Act for the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.
     8.4. Release of Guaranty. On or prior to the Closing Date, the Wolf Guaranty shall have been terminated.
     8.5. Settlement of Accounts. On or prior to the Closing Date, all of the accounts receivable and other similar obligations owing to the Company and/or ASCRP from ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, ASC and any such Affiliate shall have no obligation in respect thereof.
     8.6. Related Documents. The Purchasers shall have executed and delivered all Related Documents required to be executed by them at or prior to Closing.
     8.7. [Intentionally omitted].
     8.8. Indemnification Agreement. The parties shall have entered into the Indemnification Agreement attached hereto as Exhibit A.
     8.9. Information Statement. Twenty (20) days shall have passed since the date that ASC mailed an information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 reporting the purchase and sale of Stock contemplated by this Agreement (an “Information Statement”) to its stockholders.

ARTICLE IX
COVENANTS
     9.1. Regulatory Filings, etc. As soon as practicable after the date hereof (and in any event no later than 10 Business Days after the date hereof), the parties hereto shall make all filings with the appropriate Governmental Agencies of the information and documents (a) required or contemplated by the HSR Act and the FCC and make application for all required Approvals thereunder with respect to the transactions contemplated by this Agreement. The parties hereto shall keep each other apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, in each case, relating to the transactions contemplated hereby. The parties hereto shall each use their respective commercially reasonable best efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.
     9.2. Injunctions. If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which either (x) confirms or rules that any of the Real Property Leases has been terminated or is terminable by the ground lessor thereunder or otherwise as has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect upon the Company (but not including, in any case, any denial of any motion brought by any Seller) or (y) prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use their respective commercially reasonable efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.2 shall limit the respective rights of the parties to terminate this Agreement in accordance with the terms of Section 12.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles VII and VIII hereof.
     9.3. Access to Information. Between the date of Purchaser’s delivery of the Deposit and the Closing Date, the Sellers shall, and shall cause their Affiliates (to the extent reasonably required) to, upon reasonable request by the Purchasers, provide the Purchasers and their employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice (and at such other times as any Purchaser reasonably requests) and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Stock or the Company (the “Company Subject Matter”); provided, however, that the Sellers shall use their respective commercially reasonable efforts to provide to the Purchasers any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to the Sellers or their Affiliates and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained and shall not unreasonably interfere with the operations of the Company or its Affiliates. The Purchasers shall make no contact with the

Company’s management or employees without the prior authorization of a designated representative of ASC.
     9.4. No Extraordinary Actions by the Sellers. In each case except as (x) disclosed on Schedule 9.4 of the Seller Disclosure Schedule, or work identified on and payment of associated amounts under the Company’s 2007 summer capital program which is set forth on Schedule 9.4 of the Seller Disclosure Schedule, or consented to or approved in writing by the Parent (which consent or approval shall not be unreasonably withheld, conditioned, delayed), or (y) contemplated by this Agreement or the Related Documents from the date hereof until the Closing (including the Subsidiary Transfer), the Sellers shall:
          (a) cause the Company to conduct its business in the ordinary course and in accordance, in all material respects, with the business plan, the capital improvement program previously furnished to the Parent, and its past policies and procedures;
          (b) not amend or otherwise change the Articles of Incorporation or by-laws of the Company;
          (c) not permit the Company to admit, or undertake to admit, any new stockholders;
          (d) cause the Company not to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants or as required by the SEC or any securities exchange;
          (e) cause the Company not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return;
          (f) comply with and not take any action or fail to take any action which would constitute a material breach or default under any of (i) the Articles of Incorporation or by-laws of the Company, (ii) any Real Property Lease, (iii) any other material Lease, (iv) the A&R SPA Development Agreement, (v) the A&R Colony Development Agreement, (vi) any other Material Contract, and/or any material judgment, order or other writing with the force of Law;
          (g) not dispose of, pledge, hypothecate, encumber, transfer or assign any of the Stock nor any material assets of the Company;
          (h) not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;
          (i) maintain in full force and effect the casualty insurance policies currently in effect with respect to the Real Property, and shall deliver to the Parent, upon request, reasonable evidence of same in the form of certificates of such insurance;
          (j) not terminate, amend or modify any Real Property Lease, material Lease, the SPA Development Agreement, any plats or development plans, the A&R Colony

Development Agreement or any other material Contract, nor enter into any new or additional Contracts of any type, nature or description except in the ordinary course of business and in accordance, in all material respects, with past practice;
          (k) not enter into any capital leases, except the Capital Leases; and
          (l) not undertake any capital improvement projects nor make any material additions, improvements or renovations to existing facilities and/or equipment except that prior to Closing, Seller may make maintenance capital expenditures and continue, with commercially reasonable diligence, to prosecute the following capital improvements to the extent contractually committed to do so as of the date hereof (i) the development of the golf course, (ii) the installation and construction of Frostwood Boulevard and the Lower Village Private and Public Roads, (iii) the installation and construction of the High Mountain Road, (iv) the installation of the Dreamcatcher Lift and associated trails, and (v) Capital Expenditures made by the Sellers from the date of this Agreement through the Closing Date as specified on Schedule 2.1(b) of the Seller Disclosure Schedule or otherwise approved in writing by the Buyer , together with (a) capital improvements or capital repairs required by any Law enacted after the date hereof or (b) capital improvements or capital repairs which may be required in the event of an emergency to preserve the property (the work described in this subsection, “required work”) without (in the case of (a) and (b) only) the Parent’s prior approval. In the event that Seller deems it necessary to perform a required work, Seller shall use commercially reasonable efforts to notify the Parent of such required work as soon as practicable. In the event Seller performs any required work, then the cost of such required work shall be reimbursed by Buyer at its sole cost and expense.
     9.5. Commercially Reasonable Efforts; Further Assurances.
          (a) Upon the terms and subject to the conditions hereof (including without limitation, Sections 9.2 and 13.3), the Sellers and the Purchasers each agree to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.
          (b) Except as otherwise expressly provided for in this Agreement, the parties hereto shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the parties’ Closing obligations.
          (c) Except as otherwise expressly provided for in this Agreement, the parties hereto shall promptly take all actions necessary to make each filing, including any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

          (d) On or prior to the Closing the parties hereto shall execute and deliver to each other the Related Documents.
          (e) The Sellers shall to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with the Purchasers in making such arrangements as would permit the continued sales of alcoholic beverages by the Company at the Resort following the Closing and pending the issuance of a new liquor license to the Company reflecting the transactions contemplated by this Agreement, including assisting with transfer applications. This Section 9.5(e) shall survive the Closing.
          (f) Each Purchaser agrees to cause the Company to honor coupons issued under ASC’s marketing arrangement with BankOne (known as “Peaks Coupons”) as it exists as of the date hereof, prior to the Closing Date. ASC will collect the funds related to the Peaks Coupons and regularly reimburse the Buyer for honoring such obligations in an amount equal to the face value of the Peaks Coupons redeemed at the Resort. Each Purchaser agrees to cause the Company to honor ASC’s obligations under gift cards issued prior to the Closing, and ASC will in connection with the Closing pay to the Buyer the aggregate amount outstanding under issued gift cards to the extent redeemable at the Resort. Each of ASC and the Company will provide access to its systems to the other party to the extent required to enable it to track the usage of such coupons and cards. The manner of reimbursement and access described above shall be agreed upon in good faith by ASC and the Buyer.
          (g) Subject to compliance by the Sellers with any proprietary rights, confidentiality or similar regulations or agreements, the Sellers shall transfer, or shall cause to be transferred, to the Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to the Company and is maintained in electronic format by ASC or any of its Affiliates, including, without limitation, marketing data and customer lists; provided, however, that the Sellers shall use their respective commercially reasonable efforts to transfer to the Company any such data that does not relate exclusively to the Company to the extent such data can be segregated from information relating to the Sellers or their Affiliates (other than the Company) and that is not otherwise subject to a proprietary rights, confidentiality or similar agreement; provided, further, that Sellers shall be entitled to retain all such information for their own use (in addition to transferring it to the Company).
          (h) To the extent that, following the Closing, the Company shall not be able to continue to use any of the licenses set forth on Schedule 9.5(h) of the Seller Disclosure Schedule, the Sellers agree to use their commercially reasonable efforts (excluding the payment of money or the delivery of any item of value) to assist the Company in replacing such licenses and/or to provide the Company with the benefits of such licenses.
          (i) The Purchasers agree to cause the Company to honor ASC’s obligations under the partnership marketing arrangement set forth on Schedule 9.5(i) of the Seller Disclosure Letter.
          (j) On or prior to the Closing, (i) ASC shall cause ASCRP to transfer all the capital stock and ownership of GSRP to ASC or its designee, and (ii) ASC and its Affiliates (other than the Company and ASCRP) shall unconditionally and irrevocably transfer to the

Company, via bill of sale and omnibus assignment but without representations or warranty, any and all interests they own, directly or indirectly, in tangible assets located in the State of Utah (with the exception of the Headquarters Interests) and primarily used or held for use at the Resort (the “Subsidiary Transfer”).
          (k) Except as consented to or approved in writing by the Buyer (which consent or approval shall not be unreasonably withheld, conditioned, delayed), or contemplated by this Agreement or the Related Documents, from the date hereof until the Closing: (A) the Sellers shall cause the Company and its Subsidiaries to conduct their respective businesses in the ordinary course and in accordance, in all material respects, with Company’s business plan and the Company’s historical policies and procedures (it being acknowledged that ASC shall sweep all available cash of the Company on a daily basis, including any available cash in the Company’s possession or control as of immediately prior to the Closing Date (the “Cash Sweep”)) and (B) the Sellers will operate the business of the Company such that the receipt, payment and related aging of the accounts payable and accounts receivable, and the treatment and terms of other current assets and current liabilities of the Company (collectively, the “Working Capital Accounts”), will be consistent with the ordinary course of business and past practice of the Company.
          (l) The Sellers shall promptly request and thereafter use commercially reasonable efforts to obtain estoppel certificates, in a form to be mutually agreed upon acting in good faith, from the Canyons Resort Village Management Association, the Osguthorpes, SITLA, Iron Mountain Associates and from Summit County under the SPA Development Agreement.
          (m) Parent agrees to provide a substitute guaranty to Wolf in replacement of the Wolf Guaranty.
          (n) The Purchasers and the Sellers agree to take all reasonable action to obtain the consent from Wolf set forth on Schedule 7.4 of the Seller Disclosure Schedule.
     9.6. Use of Names; Name Change.
          (a) As soon as reasonably practicable after the Closing (and in no event later than sixty (60) days after the date hereof), the Purchasers shall cease (and cause the Company to cease) to use any written materials, including, without limitation, labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 9.6(a) of the Seller Disclosure Schedule (collectively, the “Seller Trade Names”); provided, however, that the Company may use inventory, checks, application forms, product literature and sales literature (but not letterhead, business cards or the like), trail maps, signs or the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2007-2008 ski season; provided, further, that in connection with the use or display of any Seller Trade Names in any mailed or distributed materials, the Purchasers shall use their commercially reasonable efforts to include a statement (and to allow ASC to review and comment upon such statement) to the effect that the Company has been sold to the Purchasers and that the use or display of any Seller Trade Name is related to the sale transition and does not in any manner indicate the endorsement or sponsorship by, or any connection with the Sellers.

Except as specifically provided herein, each Purchaser agrees that it shall not hereafter permit the Company to adopt or use any trade name, trademark or service mark incorporating any of the Seller Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, the Sellers or any of their Affiliates, including the name or mark “American Skiing” or any name or mark similar thereto.
          (b) As soon as commercially reasonably practicable after the closing (and in no event later than sixty 60 days after the date hereof), the Sellers shall, and shall cause their Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 9.6(b) of the Seller Disclosure Schedule (collectively, the “Purchaser Trade Names”); provided, however, that ASC and its Affiliates may use inventory, checks, application forms, product literature, sales literature (but not letterhead, business cards or the like), trail maps, signs and the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2007-2008 ski season. Except as specifically provided herein, the Sellers agree that they and their Affiliates shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of the Purchaser Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, any Purchaser or any of its Affiliates.
     9.7. Confidentiality; Publicity. The terms and conditions of this Agreement and the negotiations in respect hereof (including the identity of Buyer and Parent) are confidential and are not to be disclosed to anyone other than the parties hereto and their accountants, legal counsel and other agents and representatives who need to know such information in connection with the proposed transaction. Additionally, each party shall hold, and shall cause its employees and agents to hold, in strict confidence all information concerning the other parties or their Affiliates furnished to it by such other Persons, all in accordance with the Confidentiality Agreement, as if originally a party thereto who was required to keep information confidential. Any release to the public of information with respect to the matters contemplated by this Agreement (including any termination of this Agreement) shall be made only in the form and manner approved jointly by ASC and the Parent, provided that if a party is required by law to make any disclosure concerning such matters, such party shall discuss in good faith with the other party the form and content of such disclosure prior to its release (but such release shall not require the prior approval of the other parties). Each Purchaser understands that ASC is a “public company” subject to the Securities Exchange Act of 1934, as amended (including the rule and regulations promulgated by the SEC thereunder), as well as the requirements of any exchange on which such party’s securities are traded and that, notwithstanding any other provision herein, ASC may disclose to its shareholders and publish such information as it determines, in its sole discretion, is necessary and appropriate to comply with its legal obligations and requirements, including its disclosure and reporting requirements under such laws, rules, regulations and requirements; provided that ASC will take reasonable measures to notify the Parent of such disclosure before such disclosure is made.
     9.8. Transition. Without limiting the agreements set forth in Sections 9.9 and Article XI, for a period of six (6) months following the Closing Date, ASC shall, and the Purchasers shall and shall cause the Company to, cooperate in good faith to effect an orderly transition in the operation of the Resort, provided, that neither party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section 9.8.
     9.9. Access to Records After the Closing. The Sellers and the Purchasers recognize that subsequent to the Closing they may have information and documents which relate to the Company, the Resort, its employees, its properties and Taxes that relate to the period prior to Closing and to which the other party may need access subsequent to the Closing. Each such party shall provide the other such party and its Representatives commercially reasonable access, during normal business hours on reasonable notice (and at such other times as such other party reasonably requests) and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other party reasonably requests. The Purchasers and the Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Company at any time within three (3) years after the Closing Date (or, in any matter involving Taxes, within seven (7) years after the Closing Date), each such party shall provide not less than thirty (30) calendar days prior written notice to the other such party of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party. Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or their Affiliates be required to provide the Purchasers with access to or copies of the Sellers’, or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to the Company and in no case shall the Purchasers have any right to review any Tax Returns other than pro forma Tax Returns of the Company.
     9.10. No Hire. Unless and until this Agreement shall have been terminated pursuant to Section 12.1 and for a period of 12 months after any such termination or the Closing, the Purchasers shall not directly or indirectly solicit for employment or employ or cause to leave the employ of ASC or the Company any individual (other than, following the Closing Date, any individuals currently domiciled in the State of Utah and whose primary responsibilities relate to the operations and/or development of the Resort) serving at such time as (i) an officer of ASC or its Affiliates or (ii) any employee of ASC or its Affiliates with whom you have had contact, or who is specifically identified to you, during your investigation of the Company and the Resort, in each case without obtaining the prior written consent of ASC; provided that you may make general solicitations for employment not specifically directed at ASC or its Affiliates or their respective employees and employ any person who responds to such solicitations.
     9.11. Interim Operations of the Parent. Prior to the Closing, unless the Sellers have otherwise consented in writing thereto, the Parent shall not, and shall cause the Buyer not to:
          (a) take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

          (b) directly or indirectly authorize any of, or commit or agree, in writing or otherwise, to take any action or actions which would make the representation of the Purchasers set forth in this Agreement untrue or incorrect in any material respect; and
          (c) enter into any binding agreement to do any of the foregoing.
     9.12. Lifetime Ski Passes. Effective upon the Closing and without further action of the parties thereto, the Buyer expressly assumes the continuing obligations relating to the Resort contained in Section 7(c) of the Stock Purchase Agreement dated as of August 1, 1997 by and among Kamori International Corporation (“KIC”) and affiliates of ASC, as amended, and agrees to honor the lifetime season pass benefits listed on Section 9.16 of the Seller Disclosure Letter, and agree to require any succeeding transferee to succeed to its obligations under such Section 7(c) and this Section; provided, that, ASC will cause to be assigned to the Company, in connection with Closing, all of ASC’s rights to indemnification contained in that certain Indemnity Agreement, dated November 30, 1999, between ASC and KIC to the extent such rights relate to the obligations being assumed by Buyer under this Section 9.12.
     9.13. Preparation of Information Statement. ASC covenants that it will: (a) promptly following the Signing Date, and in any event no later than 10 Business Days following the Signing Date, submit a draft Information Statement to the Securities and Exchange Commission; (b) if the SEC reviews and comments on such Information Statement, diligently pursue finalization of such Information Statement; and (c) promptly send such Information Statement to its stockholders after the earlier of such finalization of such Information Statement after SEC review or the date the SEC declines review of such Information Statement.
     9.14. Intercompany Guarantees. At all time, prior to and after the Closing Date, ASC shall use its commercially reasonable efforts to cause the Company and ASCRP and any of their Subsidiaries to be removed or released, effective as of the Closing, or, if not possible, as soon thereafter as reasonably practicable, in respect of all obligations of ASC or any of its Affiliates under each of the guarantees and letters of comfort obtained by the Company or any of its Subsidiaries for the benefit of ASC and its Affiliates (other than those obtained solely for the benefit of the Company and its Subsidiaries), including those set forth on Schedule 9.14 of the Seller Disclosure Schedule, and for all obligations of the Company and its Subsidiaries in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to the Buyer. ASC agrees to promptly reimburse and otherwise indemnify and hold harmless the Buyer and its Affiliates (including the Company, ASCRP and their respective Subsidiaries) from and against and in respect of Indemnifiable Losses incurred by the Buyer and its Affiliates (including the Company, ASCRP and their respective Subsidiaries) under or pursuant to any such guarantee or letters of comfort. Prior to the Closing Date, the Company shall use its commercially reasonable efforts and following the Closing, each of the Company and the Buyer shall use its commercially reasonable efforts, to cause ASC and any of its Affiliates to be removed or released, effective as of the Closing, or, if not possible, as soon thereafter as reasonably practicable, in respect of all obligations of the Company, ASCRP or any of their respective Subsidiaries under each of the guarantees and letters of comfort obtained by ASC or any of its Affiliates solely for the benefit of the Company, ASCRP or their respective Subsidiaries prior to the Closing, and for all obligations of ASC and its Affiliates in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to ASC. The Buyer agrees to promptly reimburse and otherwise indemnify and hold harmless ASC and its Affiliates from and against and in respect of Indemnifiable Losses incurred by ASC and its Affiliates under or pursuant to any such guarantee or letters of comfort.
     9.15. Third Party Contracts and Cross Default Provisions.
          (a) The parties hereto agree that, to the extent that ASC or any of its Affiliates provides the Company and any of its Subsidiaries the ability to receive services or use assets that the Company or any of its Subsidiaries prior to the Closing receives or uses pursuant to a contract of ASC or any of its Affiliates with a third party, the parties will reasonably cooperate with each other to attempt to cause the Company and any of its Subsidiaries, as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent the Buyer desires that the Company and its Subsidiaries continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, ASC requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with the Company. The parties agree that, to the extent that the Company or any of its Subsidiaries provides ASC and any of its Affiliates (other than the Company and its Subsidiaries) prior to the Closing the ability to receive services or use assets that ASC or any of its Affiliates (other than the Company and its Subsidiaries) receives or uses pursuant to a contract of the Company or any of its Subsidiaries with a third party, the parties will reasonably cooperate with each other to attempt to cause ASC and any of its Affiliates (other than the Company and its Subsidiaries), as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent ASC desires that ASC and the Affiliates (other than the Company and its Subsidiaries) continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, the Company requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with the Company.
          (b) Prior to and after the Closing Date, ASC and the Buyer shall use their respective commercially reasonable efforts to cause the third party(ies) to each contract between the Company or any of its Subsidiaries and each such third party(ies) (each, a “Company Base Contract”) which have cross default or cross termination provisions referring to one or more contracts listed on Schedule 9.15 of the Seller Disclosure Schedule between such third party and/or one or more of its Affiliate(s), and ASC and/or one or more of its Affiliates (excluding the Company and its Subsidiaries) (each, an “ASC Triggering Contract”), to agree to the removal from each Company Base Contract of the cross default or cross termination provisions which relate to the applicable ASC Triggering Contract. Prior to the Closing Date, ASC and following the Closing Date, the Buyer, shall use their respective commercially reasonable efforts to cause the third party(ies) to each contract between ASC and/or one or more of its Affiliates (excluding the Company or any of its Subsidiaries) and such third party(ies) (each, an “ASC Base Contract”) which have cross default or cross termination provisions referring to one or more contracts between such third party and/or one or more of ASC’s Affiliate(s), and the Company or any of its Subsidiaries (each, a “Company Triggering Contract”), to agree to the removal from each ASC Base Contract of the cross default or cross termination provisions which relate to the applicable Company Triggering Contract. To the extent that the parties are unable to cause a third party to remove a cross default of cross termination provisions from any contract referred to in this Section 9.16(b) in accordance with the provision of this Section 9.16(b), the parties agree to enter into a separate indemnification agreement (the “Cross Default Indemnification Agreement”) whereby ASC would agree to indemnify the Company for losses caused by ASC’s or any of its subsidiaries’ breach of an ASC Triggering Contract, and the Buyer would agree to indemnify ASC for losses caused by the Buyer’s, the Company’s or any of their subsidiaries’ breach of a Company Triggering Contract.
     9.16. Leasehold Mortgage. The Buyers acknowledge that pursuant to that certain Leasehold Mortgage by and between the Company, as mortgagor, and Wolf, as mortgagee, dated as of November 23, 2005 (the “Leasehold Mortgage”), the transfer of title to Buyer is subject to each and every one of the liens, rights and interests of Wolf under the Leasehold Mortgage and each and every one of the liens, rights and interests of Wolf under the Leasehold Mortgage shall survive the Closing.
ARTICLE X
SURVIVAL AND INDEMNIFICATION
     10.1. Survival. The representations and warranties contained in Articles III and IV hereof and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall terminate twelve (12) months following the Closing Date, except that (a) the representations contained in Sections 3.2 and Section 3.17 of this Agreement shall survive until the expiration of the applicable statute of limitations; and (b) claims asserted in writing by proper notice prior to the end of such twelve-month period shall survive to the extent actual Indemnifiable Losses have been suffered prior to the end of such twelve-month period, until the earlier of (i) resolution by the parties or by a court of competent jurisdiction, and (ii) if no action is brought before a court of competent jurisdiction, the expiration of the applicable statute of limitations (in each case, as applicable, the “Expiration Date”). The agreements of the Sellers and the Purchasers contained in this Agreement which by their terms require action following the Closing shall survive until the expiration of the applicable statute of limitation or, to the extent such agreements are expressly limited to other dates or times, such agreements shall survive only to such dates or times. Notices for claims in respect of an inaccuracy in any representations or a breach of any warranty must be received prior to the applicable Expiration Date for such claim for any Indemnifiable Losses arising therefrom to be recoverable hereunder.
     10.2. Indemnification by the Sellers. Subject to the terms and limitations set forth herein, ASC shall indemnify, defend and hold harmless the Purchasers and the Company and each of their respective past, present and future directors, officers, employees, agents and representatives (together, the “Purchaser Indemnitees”) from and against any and all losses, liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, costs and expenses, Taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, and interest, including any reasonable attorneys’ fees (“Indemnifiable Losses”), resulting from or arising out of any breach of any of the representations and warranties made by the Sellers in Article III, or breach of any covenant or undertaking (to the extent the same survive the Closing pursuant to Section 10.1) of ASC contained in this Agreement.
     10.3. Indemnification by the Purchasers. Subject to the terms and limitations set forth herein, the Purchasers, jointly and severally, shall indemnify, defend and hold harmless ASC and each of its Subsidiaries and Affiliates, and each of the respective past, present and future directors, officers, employees, agents and representatives of ASC and such Affiliates (together, the “Seller Indemnitees”), from and against any and all Indemnifiable Losses resulting from or arising out of any breach of the representations and warranties made by the Purchasers in Article IV, or breach of any covenant or undertaking (to the extent the same survive the Closing pursuant to Section 10.1) of the Purchasers contained in this Agreement.
     10.4. Limitations on Indemnification; Exclusive Remedy.
          (a) Notwithstanding anything to the contrary in this Agreement, ASC shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of (i) the representations and warranties in Article III or (ii) the covenants and agreements of the Sellers contained in this Agreement, unless such Indemnifiable Losses shall exceed $1,000,000 in the aggregate (the “Deductible”), and then only to the extent of such excess. Further, with respect to Indemnifiable Losses arising out of or based upon breaches or alleged breaches of the representations and warranties in Article III, the Purchasers shall not be entitled to indemnification (x) for claims in an aggregate amount in excess of $2,000,000 (inclusive of the Deductible), or (y) with respect to which notice of a claim has not been provided prior to the applicable Expiration Date. Notwithstanding the foregoing, the limitations set forth in this Section 10.4(a) shall not apply to any claim by the Purchasers in respect of the Tax matters identified in Article XI or the representations contained in Section 3.2.
          (b) Notwithstanding anything to the contrary in this Agreement, ASC shall not be liable for any Indemnifiable Losses arising out of or based upon a breach or alleged breach of the representations and warranties in Article III if (i) neither ASC or the Company had Knowledge, prior to the Closing, of the facts which comprised such breach, or (ii) the Purchaser had actual or constructive knowledge of such breach on or prior to the Closing. The Purchaser will be deemed to have actual Knowledge of information only if such information is actually known by Jack Bistricer, Mandy Scully and Jeff Levine. The Purchaser will be deemed to have constructive Knowledge of a breach of a representation and warranty if Jack Bistricer, Mandy Scully and Jeff Levine or any of the Purchaser’s Representatives obtained knowledge prior to the Closing that any of the Sellers’ representations and warranties have been breached, or if any Seller or its Representatives have delivered information to Purchaser or any of its Representatives at any time prior to the Closing which is inconsistent with any of the representations and warranties herein and/or which indicates that any of such representations and warranties are not correct.
          (c) To the extent that a party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.
          (d) The amount of any loss, liability, cost or expense for which indemnification is provided under this Article X shall be net of any amounts actually recovered by a Purchaser Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses and shall be reduced to take account of the aggregate Tax benefit(s) realized by a Purchaser Indemnitee or a Seller Indemnitee, as the case may be, arising from the incurrence or payment of any such loss, liability, cost or expense. The Buyer agrees to use commercially reasonable efforts to mitigate all Indemnifiable Losses, including availing itself of any commercially reasonable defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity; so long as such actions do not result in any significant additional cost or liability to the Buyer or limit any rights available to Buyer.
          (e) In the absence of fraud, from and after the Closing, the indemnification provided for in Articles X and XI shall be the sole remedy for any breach of the terms of this Agreement and the Related Documents.
     10.5. Defense of Claims.
          (a) If a Purchaser Indemnitee or Seller Indemnitee, as the case may be (an “Indemnified Party”), shall receive notice of the assertion of any claim (a “Notice of Claim”) with respect to which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be determined in good faith to be obligated under this Agreement to provide indemnification, such Indemnified Party shall give such Indemnifying Party prompt notice thereof; provided, however, that the failure of any Indemnified Party to give such Notice of Claim shall not relieve any Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice. Such Notice of Claim shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party.
          (b) An Indemnifying Party, at such Indemnifying Party’s own expense and through counsel reasonably chosen by such Indemnifying Party, may elect to defend any third party claim; and if it so elects, it shall, within twenty (20) Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel to represent such Indemnified Party and all other Persons entitled to indemnification in respect of such claim hereunder (which counsel shall be reasonably acceptable to the Indemnifying Party) if, in the opinion of counsel to the Indemnified Party, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim which would make representation of the

Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct, and in that event the reasonable fees and expenses of one such separate counsel for all Indemnified Parties shall be paid by such Indemnifying Party. If any Indemnifying Party elects not to defend against a third party claim, or fails to timely notify an Indemnified Party of its election, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a written unconditional release from all liability in respect of such third party claim. If any Indemnifying Party elects to defend against a third party claim and provides timely notice to an Indemnified Party of its election, the Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate; provided, however, that no Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written unconditional release from all liability in respect of such third party claim.
ARTICLE XI
TAX MATTERS
     11.1. Tax Indemnification.
          (a) Subject to Section 13.3, from and after the Closing Date, ASC (for purposes of this Article XI only, the “Tax Indemnifying Party”), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchasers and the Company and reimburse the Purchasers and the Company for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date and are not reflected in the determination of Working Capital: (i) all Taxes imposed on the Company or the Purchasers as a result of the operations of the Company with respect to any taxable year or period ending on or before the Closing Date; and (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Company or the Purchasers as a result of the operations of the Company, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an “Interim Period”) (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”).
          (b) For purposes of this Section 11.1, in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.
          (c) Subject to Section 11.5 and the limitations contained in Section 11.3(b), payment of any amount by the Tax Indemnifying Party under this Section shall be made within ten (10) days following written notice by the Purchaser or the Company to ASC that the Company is required to pay such amounts to the appropriate Tax authority; provided, however, that the Tax Indemnifying Party shall not be required to make any payment to any Purchaser or the Company hereunder earlier than five (5) Business Days before it is due to the appropriate Tax authority.
          (d) All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article XI.
     11.2. Tax Refunds. The Purchasers shall pay to ASC all refunds or credits of Taxes received by any Purchaser or the Company after the Closing Date and attributable to Taxes paid by the Company (or any predecessor of the Company) with respect to a Pre-Closing Period, net of any Taxes imposed on such refund amount, and adjusted to reflect any Tax benefit received by the Purchasers or the Company in connection with the accrual or payment of amounts pursuant to this Section 11.2.
     11.3. Preparation and Filing of Tax Returns and Payment of Taxes.
          (a) ASC shall be responsible for the preparation and filing of all Tax Returns with respect to the Company for any Tax period ending on or prior to the Closing Date to the extent such Tax Returns are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Company (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by a change in the applicable law or regulations. ASC shall deliver to Buyer a preliminary draft of all such Tax Returns with respect to Pre-Closing Periods for Purchaser’s review at least 15 days prior to the due date of such Tax Return for its review and approval, not to be unreasonably withheld.
          (b) The Purchasers shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of ASC in Section 11.3(a). All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Company (including prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by a change in the applicable law or regulations. The Purchasers shall deliver all such Tax Returns with respect to Pre-Closing Periods to ASC for ASC’s review at least thirty (30) days prior to the due date (including extensions) of any such Tax Return. If ASC disputes any item on such Tax Return, it shall notify the Purchasers of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to ASC and the Purchasers. The fees and expenses of such accounting firm shall be borne equally by ASC and the Purchasers.
     11.4. Tax Cooperation.
          (a) ASC and the Purchasers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed adjustment. Any information obtained under this Section 11.4(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
          (b) The Purchasers agree that with respect to Pre-Closing Periods, they shall not, on or after the Closing Date, without the prior written consent of ASC, amend any Tax Return, or waive or extend any statute of limitations.
     11.5. Tax Audits.
          (a) After the Closing, the Purchasers shall notify ASC in writing (a “Tax Notice”) of any demand or claim received by the Purchasers or the Company from any Tax authority or any other party with respect to Taxes for which the Tax Indemnifying Party is liable pursuant to Section 11.1 within ten (10) days of the receipt of such demand or claim by the Purchasers or the Company; provided, however, that a failure to give such Tax Notice will not affect the rights of the Purchasers or the Company to indemnification under Section 11.1 unless, or except to the extent that, but for such failure, the Tax Indemnifying Parties could have reduced, avoided, or contested the Tax liability in question in whole or in part. Such Tax Notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.
          (b) Subject to the following sentence, ASC may elect to control the conduct, through counsel of ASC’s own choosing and at ASC’s own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1, including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”); provided that such counsel shall be reasonably satisfactory to the Parent). If ASC elects to control a Contest, ASC shall within thirty (30) calendar days of receipt of the Tax Notice notify the Parent in writing of its intent to do so;

provided, however, that the Purchasers and the Company are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period. If ASC properly elects to control a Contest, then ASC shall have all rights to settle, compromise and/or concede such asserted liability and the Purchasers shall cooperate and shall cause the Company (and any of its successors) to cooperate in each phase of such Contest. If ASC does not elect to control the Contest, the Purchasers or the Company may, without affecting its or any other indemnified party’s rights to indemnification under this Article XI, assume and control the defense of such Contest with participation by the Sellers.
          (c) In the event that a Contest involves both a pre-Closing period and a post-Closing period (a “Straddle Contest”), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, each of which involves exclusively pre-Closing periods or post-Closing periods. In the event that such separation cannot, after diligent efforts, be achieved, the Purchasers and ASC shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.5 generally, the Purchasers shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as relates to a post-Closing period, and ASC shall have all rights to settle, compromise and/or concede such asserted liability as relates to a pre-Closing period.
          (d) With respect to a Contest that is described in paragraphs (b) and (c) of this Section, and which relates to Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, ASC’s ability to settle, compromise and/or concede any asserted liability shall be subject to the Parent’s consent, not to be unreasonably withheld, conditioned or delayed, if ASC’s proposed settlement, compromise or concession is reasonably likely to adversely affect such Tax liability of the Company in a post-Closing period; provided, however, if the Parent does not provide ASC with such consent, ASC shall pay to the Parent the amount that ASC had tentatively agreed to pay the Taxing authority to settle the asserted Tax liability, and ASC shall be released by the Parent from all indemnification obligations thereto pursuant to Section 11.1 and the Parent shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which ASC remains liable under this Article XI to make decisions, settle, compromise, and/or concede such asserted liability.
          (e) Notwithstanding anything contained in this Section 11.5 to the contrary, none of the Purchasers or the Company shall be required to permit ASC to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse the Purchasers or the Company for any amounts that the Purchasers or the Company pay without the prior approval of ASC (which may be granted or withheld in ASC’s sole discretion) with respect to a claim ASC timely elects to contest but is not permitted to contest under this Section 11.5(e).
          (f) Notwithstanding anything contained in this Section 11.5 to the contrary, ASC shall not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, contained or delayed), settle, compromise or concede any asserted liability unless ASC has (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Company, for all responsibility in respect of the asserted liability.
     11.6. Tax Treatment of Indemnification Payment. The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all Tax purposes.
     11.7. Section 338(h)(10) Election and Allocation.
          (a) Section 338(h)(10) Election; Allocation of “Adjusted Grossed-Up Basis.” ASC and the Buyer shall elect under Section 338(h)(10) of the Code to treat the sale of the Stock (but not the ASCRP Stock) as a sale by the Company and its Subsidiaries of all of their respective assets (the “Section 338(h)(10) Election”) and shall make any such available election under any substantially similar state or local law. The making of the Section 338(h)(10) Election shall not increase the Purchase Price. ASC and the Buyer shall take such actions as the other party hereto reasonably deems necessary to effect the Section 338(h)(10) Election (including, without limitation, the timely filing of Internal Revenue Service Form 8023 (Corporate Qualified Stock Purchase Elections)).
          (b) Allocation. On or before the date that is thirty (30) days after the Closing Date, the Buyer shall provide to ASC a proposed allocation of the Purchase Price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of each of the Company and its Subsidiaries. On or before the date that is sixty (60) days after the Closing Date, ASC and the Buyer shall cooperate in developing and agree upon a final allocation of such Purchase Price (the “Final Allocation”). ASC and the Buyer shall cooperate in developing the Final Allocation.
          (c) Forms. On or before the date that is ten (10) days before the Closing Date, the Buyer shall provide to ASC drafts of all forms, together with all drafts of required attachments thereto, other than allocation of the Purchase Price, required for making the Section 338(h)(10) Election if requested by the Buyer (the “Election Forms”). ASC and the Buyer shall cooperate in drafting and making final the Election Forms. If the parties hereto have not reached agreement with respect to the allocation schedule, then the dispute shall be presented to an independent accounting firm mutually agreed upon by the Buyer and ASC, whose determination shall be binding on all parties. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by ASC. ASC shall be responsible for filing the Election Forms with the proper taxing authorities, provided that the Buyer shall be responsible for filing any Election Form that must be filed with its Tax Returns.
          (d) Modification; Revocation. The Buyer and ASC each agree that it shall not, and shall not permit any of its respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election, or any such available election under any substantially similar state or local law, following the filing of the Election Forms, without the prior written consent of the Buyer or ASC, as the case may be.

          (e) Consistent Treatment. The Buyer and ASC shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable tax law.
          (f) Expenses Resulting from Section 338(h)(10) Elections. The Buyers and its Affiliates, on the one hand, and ASC and its Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the Section 338(h)(10) Election.
ARTICLE XII
TERMINATION
     12.1. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the written mutual consent of the parties hereto;
          (b) upon written notice by (i) any party hereto, if 90 days shall have passed after the date that any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Judgment or other action restraining, enjoining or otherwise prohibiting such transactions shall still be in effect or (ii) Parent if any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action confirming or ruling that the Ground Lease has been terminated or is terminable by the ground lessor thereunder];
          (c) upon written notice at any time on or after December 31, 2007, by ASC, if the Closing has not occurred by such date; provided, however, that no Seller is then in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement; provided further, however, that the December 31, 2007 date shall be automatically extended to the 31st day following the date of filing by ASC and the Parent of the forms required by the HSR Act, if, as of December 31, 2007, the condition set forth in Section 7.4(a) shall not have been satisfied; provided further, however, that the December 31, 2007 date may be extended up to May 31, 2008 by written notice, irrevocably waiving any right to claim that the conditions set forth in Sections 7.1 and 7.2 have not been satisfied as of such date, from Purchaser to Sellers, if, as of December 31, 2007, (i) all conditions set forth in Articles VIII have been waived or satisfied, (ii) the consent from Wolf set forth on Schedule 7.4(b) of the Seller Disclosure Schedule has not been received, (iii) Purchasers shall have delivered to ASC copies of the Purchasers’ funding commitments, which are reasonably satisfactory to ASC, in amounts sufficient (together with available cash and existing borrowing facilities) to enable them to consummate the transactions contemplated by this Agreement and the Related Documents and (iv) Purchasers shall have delivered to the Seller $2,500,000 as an increase in the Deposit, to be held in escrow subject to the terms of this Agreement; or

          (d) upon written notice at any time on or after December 31, 2007, by the Purchaser if the Closing has not occurred by such date; provided, however, that no Purchaser is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;
          (e) upon written notice by the Sellers, on the one hand, or by the Purchasers, on the other hand, to the other party if (i) all conditions to the obligations of the other party (being any of the Sellers or the Purchasers) to consummate the transactions contemplated hereby shall have been satisfied (or would have been satisfied absent the other party’s breach in performing its obligations hereunder) and (ii) the other party (being any of the Sellers or the Purchasers) is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues unremedied by such party for thirty (30) days after written notice thereof to such party); provided, however, that (i) if any Seller is seeking termination, then no Seller is then in breach in any material respect of its respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if any Purchaser is seeking termination, then no Purchaser is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, further, that if such other party is any Purchaser, it shall not be entitled to such 30-day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein;
          (f) upon written notice by the Sellers if the Parent is in material breach of Section 4.9 or Section 4.10 of this Agreement; provided, however, that prior to termination for breach of Section 4.10, Parent may with the consent of ASC (not to be unreasonably withheld) assign its rights and obligations under this Agreement to an Affiliate who satisfies the net worth test set forth in Section 4.10 hereof and provides evidence of such in accordance with Section 4.10; or
          (g) by the Sellers if the Purchasers shall have failed to timely deliver the Deposit in accordance with Section 2.2(a).
     12.2. Other Agreements; Material To Be Returned.
          (a) In the event that this Agreement is terminated pursuant to Section 12.1, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any party hereto, and the Sellers on the one hand and the Purchasers on the other hand shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.
          (b) Furthermore, in the event that this Agreement is terminated pursuant to Section 12.1:
               (i) The Purchasers shall return all documents and other material received from the Sellers, their Affiliates or any of their respective Representatives relating to the Resort or the transactions contemplated by this Agreement and the Related

Documents, whether obtained before or after the execution of this Agreement, to the Sellers; and
               (ii) The Purchasers agree that all confidential information received by the Purchasers or their Affiliates or their Representatives with respect to either of the Sellers, the Company, the Resort or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with Section 9.7.
     12.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 12.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 9.7 hereof, (b) as set forth in Section 13.3 in respect of certain fees and expenses, (c) the obligations with respect to brokers contained in Sections 3.9 and 4.6 and (d) this Article XII; provided, however, that no party hereto shall be relieved from liabilities arising out of any willful breach of its representations, warranties, covenants or agreements contained in this Agreement. Anything to the contrary set forth in this Agreement notwithstanding, (x) in the event that this Agreement is terminated: (i) pursuant to Section 12.1(a), (ii) by Purchasers pursuant to Section 12.1(e), (iii) by the Sellers pursuant to Section 12.1(c) if the condition set forth in Section 7.2 and the condition requiring delivery of the consent from Wolf as set forth on Schedule 7.4(b) of the Seller Disclosure Schedule have been satisfied, or (iv) by the Purchasers pursuant to Section 12.1(d) if the condition set forth in section 8.2 and the condition requiring delivery of the consent from Wolf as set forth on Schedule 7.4(b) of the Seller Disclosure Schedule have been satisfied (or as to such consent set forth on Schedule 7.4(b), waived by the Purchasers), then (y) the Deposit shall be returned to Purchaser within two (2) business days, together with any interest earned therein. In the event that this Agreement is terminated for any reason other than those set forth in the immediately preceding sentence and the final sentence of this Section 12.3, then the Deposit shall be retained by Sellers as liquidated damages and as and for their sole and exclusive remedy. The parties agree that such liquidated damages are based in part on the damages which the Sellers will suffer on account of the failure of the Closing to occur under the circumstances specified (which damages the Purchasers and the Sellers acknowledge and agree are incapable of exact determination of amount): the possibility of being unable to find a new purchaser for the Company or the Resort in the amount of the Purchase Price; the inconvenience and expense of re-marketing the Company or the Resort for sale; and the expense of negotiating and documenting a new transaction. It is therefore understood and agreed that such liquidated damages amount represents the parties’ reasonable estimate of actual damages and does not constitute a penalty. If this Agreement is terminated pursuant to Section 12.1(g), the Sellers shall be entitled to receive from the Purchasers, and the Purchasers shall pay to the Sellers, the amount of the Deposit and any of Sellers’ costs of recovery to obtain payment of such amount.

ARTICLE XIII
MISCELLANEOUS
     13.1. Complete Agreement. This Agreement, the Related Documents and the Schedules and Exhibits attached hereto and thereto and the Confidentiality Agreement and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     13.2. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     13.3. Fees and Expenses. Except as otherwise expressly provided in this Agreement, ASC shall pay all of the fees and expenses incurred by the Sellers and the Parent shall pay all of the fees and expenses incurred by the Purchasers, in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Parent and ASC shall each be responsible for the payment of fifty percent (50%) of all real estate transfer taxes and sales taxes payable as a result of the consummation of the transaction contemplated hereby and the HSR Act filing fee.
     13.4. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing signed by each party hereto. Each of the parties hereto agree that no amendment to any Related Document shall be effective unless it shall have been approved in writing by each of the parties hereto.
     13.5. Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, and (c) in the case of facsimile transmission, upon receipt of a legible copy. In each case: (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If to the Purchasers, to:
c/o Talisker Corp.
145 Adelaide Street W., Suite 500
Toronto, ON M5H 4E5
Attention: Jack Bistricer
Facsimile:
With a copy to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Bruce S. DePaola
Facsimile:  (212) 230-7879
If to the Company (prior to the Closing) or ASC, to:
c/o American Skiing Company
One Monument Way
Portland, ME 04101
Attention: Foster A. Stewart, Jr., Esq.
                   General Counsel
Facsimile: (207) 791-2607
and a copy to:
Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Samuel L. Richardson, Esq.
Facsimile:  (617) 523-1231
     13.6. Venue. Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in New York County, New York, New York, pursuant to Section 5-1402 of the New York General Obligation Law and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in New York County, New York, New York, and each party hereto hereby irrevocably submits to the jurisdiction of any such court in New York County, New York, New York in any action, suit or proceeding.
     13.7. GOVERNING LAW; WAIVER OF JURY TRIAL.
          (A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

          (B) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     13.8. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     13.9. Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in one form have correlative meanings when used herein in any other form. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
     13.10. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.
     13.11. Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law.
     13.12. Remedies.
          (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.
          (b) The Purchasers shall be jointly and severally liable for the performance of any of the obligations of any Purchaser hereunder and pursuant to Related Documents.
     13.13. Third Parties. Except as provided in Article V and Sections 10.2 and 10.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     13.14. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.
     13.15. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
     13.16. NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY CONTAINED IN ARTICLE III, NONE OF ASC, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE COMPANY, THE RESORT OR ASC. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE III, NONE OF ASC, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASERS, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).
     13.17. CONDITION OF THE BUSINESS. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND WITHOUT LIMITING THE PROVISIONS OF SECTION 13.16, THE COMPANY IS BEING SOLD WITH ITS ASSETS AND THE RESORT IN THEIR “AS IS” CONDITION, AND NONE OF ASC, THE COMPANY OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH ASSETS, THE RESORT, OR THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY THE PURCHASER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.
     13.18. NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS SPECIFICALLY CONTAINED IN ARTICLE IV, NONE OF THE PARENT, THE BUYER OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE PARENT OR THE

BUYER. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE IV, NONE OF THE PARENT, THE BUYER OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE SELLERS.
     13.19. INDEPENDENT INVESTIGATION. EACH PURCHASER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANY, ITS ASSETS AND THE RESORT, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF SUCH ASSETS, THE RESORT AND THE COMPANY AS IT HAS DEEMED NECESSARY OR APPROPRIATE, THAT IT HAS HAD THE OPPORTUNITY TO REQUEST ALL INFORMATION IT HAS DEEMED RELEVANT TO THE FOREGOING FROM THE COMPANY AND ASC AND HAS RECEIVED RESPONSES IT DEEMS ADEQUATE AND SUFFICIENT TO ALL SUCH REQUESTS FOR INFORMATION, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORT AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.
     13.20. WOLF DISCLAIMER. THE PARTIES ACKNOWLEDGE THAT THE COMPANY AND WOLF HAVE AND HAVE HAD VARIOUS ARRANGEMENTS AND RELATIONSHIPS, INCLUDING THE COMPANY’S PURCHASE OF A PORTION OF THE RESORT FROM WOLF, THE COMPANY’S LEASE OF LAND AT THE RESORT FROM WOLF PURSUANT TO THE GROUND LEASE, AND PRIOR LITIGATION BETWEEN THE COMPANY AND WOLF. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, WHILE MISREPRESENTATIONS AND OTHER MATTERS INVOLVING WOLF MAY CONSTITUTE EITHER A MISREPRESENTATION AND/OR A “MATERIAL ADVERSE EFFECT” ON THE COMPANY FOR PURPOSES OF SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT, NO REPRESENTATIONS AND WARRANTIES SHALL BE REQUIRED TO BE MADE BY THE SELLERS WITH REGARD TO ANY MATTERS INVOLVING WOLF, AND ASC WILL HAVE NO INDEMNIFICATION OBLIGATIONS TO THE PURCHASER INDEMNITIES WITH REGARD TO ANY MATTERS INVOLVING WOLF.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

ASC UTAH
By:	/s/ Foster Stewart, Jr.
	Name:	Foster Stewart, Jr.
	Title:	Senior Vice President & General Councel

AMERICAN SKIING COMPANY
By:	/s/ Foster Stewart, Jr.
	Name:	Foster Stewart, Jr.
	Title:	Senior Vice President & General Councel

TALISKER CANYONS FINANCE CO LLC
By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman and Chief Executive Officer

TALISKER CORP.
By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman and Chief Executive Officer

Exhibit A
INDEMNIFICATION AND RELEASE AGREEMENT
     This Indemnification and Release Agreement (the “Agreement”), dated as of                     , 2007, is by and among TALISKER CORP., a Delaware corporation (“Talisker”), TALISKER CANYONS FINANCE CO LLC, a Delaware limited liability company (“Buyer”), ASC UTAH, INC., a Utah corporation (“ASCU” and, together with Talisker and Buyer, “Indemnitors”), and AMERICAN SKIING COMPANY, a Delaware corporation (“ASC”). Indemnitors and ASC may be hereinafter individually referred to as a “Party” or collectively as the “Parties”.
Preliminary Statements
     A. On the date hereof, Buyer, a wholly owned subsidiary of Talisker, has purchased from ASC all of the outstanding capital stock of ASCU, a wholly-owned subsidiary of ASC, pursuant to the Purchase Agreement, dated as of July ___, 2007, by, among and between the Parties (the “Purchase Agreement”). Pursuant to the Terms of the Purchase Agreement the parties thereto agreed to execute and deliver certain Related Documents (defined in the Purchase Agreement) including, without limitation, this Agreement. The Purchase Agreement together with all of the Related Documents other than this Agreement shall be referred to herein as the (the “Transaction Documents”).
     B. ASCU is the tenant under that certain Ground Lease Agreement by and between Wolf Mountain Resorts, L.C. (“Wolf”) and ASCU dated as of July 3, 1997 (as amended to date, the “Ground Lease”). Under the terms of the Ground Lease, ASCU leases certain real property in Park City, Utah upon which ASCU operates The Canyons resort.
     C. Wolf and ASCU have numerous disputes over their respective rights and obligations under the Ground Lease. Certain of these disputes are the subject of consolidated lawsuits currently pending in the Third Judicial District, Summit County, State of Utah, ASC Utah, Inc. v. Wolf Mountain Resorts, L.C., Case No. 060500297, and Wolf Mountain Resorts, L.C. v. ASC Utah, Inc. et al, Case No. consolidated with Case No. 060500404 (the “Ground Lease Litigation”).

     D. In the Ground Lease Litigation, Wolf has asserted several claims against ASCU, ASC, American Skiing Company Resort Properties, Inc., a wholly owned subsidiary of ASC (“ASCRP”), Leslie B. Otten, the former President, CEO and director of ASC (“Otten”), and Blaise Carrig, the former general manager of The Canyons resort (“Carrig”). ASC has agreed, pursuant to its bylaws, to indemnify Otten and Carrig for all claims under the Ground Lease Litigation.
     E. Disputes also exist as to ASCU’s rights to use for purposes of operating the Canyons Resort certain real property owned by Stephen A. Osguthorpe, Dr. D.A. Osguthorpe Trust, by Dr. D.A. Osguthorpe, Trustee, and the Osguthorpe Family Trust, (collectively, the “Osguthorpe Entities”) and leased to Wolf, which disputes are the subject of a lawsuit currently pending in the Third Judicial District, Summit County, State of Utah, Stephen A. Osguthorpe v. Wolf Mountain Resorts, L.C.,, Case No. 07050018 (the “Osguthorpe Litigation”). ASCU has moved to intervene in the Osguthorpe Litigation and the Osguthorpe Entities have threatened to assert certain claims against ASCU and/or ASC as part of the Osguthorpe Litigation. The Ground Lease Litigation and the Osguthorpe Litigation shall individually and collectively be referred to herein as the “Canyons Litigation.”
     F. Disputes also exist between and among Talisker, Peninsula Advisors, LLC, and Vail Resorts, Inc. concerning claims between and among these entities as to the right of each independently to negotiate and consummate an acquisition of ASCU and The Canyons resort. These disputes shall individually and collectively be referred to herein as the “Talisker/Vail Dispute.”
     G. In order to induce ASC to enter into the Purchase Agreement, and in further consideration of the agreements of ASC contained therein, and pursuant to Section ___thereof, Talisker has agreed to indemnify (and to cause Buyer and ASCU to indemnify) ASC and its affiliates, officers, directors, employees or shareholders (collectively, “Related Persons”) (including, without limitation, Otten and Carrig) from and against any and all claims arising out of or related to the facts, circumstances and events upon which the Canyons Litigation and the

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Talisker/Vail Dispute are based, all on the terms and subject to the conditions set forth in this Agreement.
     IN CONSIDERATION OF the mutual promises of the Parties contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE 1
INDEMNIFICATION
     Section 1.1 Release. Each of ASCU, ASCRP, Buyer and Talisker (together with the affiliates, officers, directors and shareholders of Talisker) hereby (i) release and forever discharge ASC and its Related Persons from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date hereof, except for any claims, demands, rights, liabilities and causes of action of any kind or nature arising under the Transaction Documents and (ii) agree not to file, pursue or participate in any claims, charges, actions or proceedings of any kind in any forum against ASC and its Related Persons with respect to any matter arising out of or in connection with the Canyons Litigation and Talisker/Vail Dispute, except for any claims, charges, actions or proceedings asserting a breach of this Agreement or the other Transaction Documents.
     Section 1.2 Indemnification. Indemnitors hereby irrevocably, jointly and severally, covenant and agree to indemnify, protect, defend and hold harmless ASC and its Related Persons (collectively, the “Indemnitees”), from and against all liabilities, losses, damages and expenses, including but not limited to (and from the date of this Agreement forward and not retroactively) Indemnitees’ reasonable attorneys’ fees and litigation costs (including such reasonable attorneys’ fees and costs incurred in enforcing or collecting upon this indemnification) of whatever nature, incurred by an Indemnitee in connection with any claims, proceedings, or causes of action (whether asserted or unasserted, known or unknown) (a “Proceeding”) that have already arisen, or that could arise out of or in connection with the facts, circumstances and events (or any part thereof) upon which the claims asserted in the Canyons Litigation and/or the Talisker/Vail Dispute are based. Indemnitors further irrevocably, jointly and severally, covenant and agree to

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indemnify, protect, defend and hold harmless Indemnitees from and against all liabilities, losses, damages and expenses, including but not limited to, and from the date of this indemnification agreement forward and not retroactively, Indemnitees’ reasonable attorneys’ fees and litigation costs (including such reasonable attorneys’ fees and costs incurred in enforcing or collecting upon this indemnification) of whatever nature, incurred by an Indemnitee in connection with any other claims or causes of action asserted against ASC based upon facts, circumstances or agreements of which Indemnitors were aware of as the date of the Purchase Agreement, but did not disclose to ASC in writing prior to the date of the Purchase Agreement. The indemnification provided herein is intended to encompass all claims and damages of whatever nature, including those based in breach of contract, negligence or intentional torts (including without limitation those based upon fraud and tortuous interference with contractual relations). The indemnification obligations set forth in this paragraph shall be applicable and enforceable against Indemnitors irrespective of the negligence, recklessness or willful misconduct of any Indemnitee.
     Section 1.3 Control of Litigation. The Parties agree and acknowledge that ASCU shall be entitled at its option exclusively to control any Proceeding, including without limitation the Canyons Litigation, and each Party agrees (i) to promptly notify the other Party of the existence (or alleged existence) of the institution or commencement of any Proceeding instituted by any third party, and (ii) in the case of ASC, to cooperate fully with Indemnitors in connection therewith; provided, that Indemnitor’s right to control any Proceeding shall not be construed as including the right to enter into any settlement, consent judgment or decree or other order or judgment affecting Indemnitees and whether involving monetary or non-monetary relief without the prior written approval of Indemnitees, which approval shall not be unreasonably withheld, delayed or conditioned. Furthermore, Indemnitors agree to keep ASC and the Indemnitees reasonably informed of the status of each Proceeding, including providing ASC and the Indemnitees with copies of and access to ASCU’s, and any other Indemnitors’, legal counsel’s litigation files as well as providing Indemnitees with copies of all status reports or similar correspondence including, but not limited to, correspondence provided to any insurance carrier or bonding company with an interest in any such Proceeding or litigation. If ASCU fails to proceed promptly and diligently to respond to any such Proceeding as promptly as reasonably possible, including but not limited to failing to provide Indemnitees with notice of any proposed

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settlement prior to entering into such an agreement, and/or fails to keep Indemnitees reasonably informed of the status of any Proceeding, Indemnitees may send Notice of such failure to ASCU and if such failure is not corrected within 30 days after such Notice, Indemnitees may assume control of such Proceeding at Indemnitors’ sole expense. In the event of such an assumption of control of a Proceeding by Indemnitees, Indemnitees shall not enter into any settlement, consent decree or order without the prior written approval of ASCU, which approval shall not be unreasonably withheld, delayed or conditioned.
ARTICLE 2
MISCELLANEOUS
     Section 2.1 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same Agreement.
     Section 2.2 Governing Law — Venue. This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the internal laws of the State of Utah. The Parties hereto agree that any legal action or Proceeding which may be brought with respect to this Agreement shall be brought in the courts of the State of Utah or the United States District Court for the District of Utah, and by execution and delivery of this Agreement, the Parties hereto accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing or delivery of copies thereof as provided in Section 2.3 (“Notices”), such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law. Except to the extent prohibited by law which cannot be waived, each Party waives trial by jury in connection with any action or proceeding of any nature whatsoever arising under, out of, or in connection with this Agreement and in connection with any claim, counterclaim, offset or defense arising in connection with such

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action or proceeding, whether arising under statute (including any federal or state constitution) or under the law of contract, tort or otherwise and including, without limitation, any challenge to the legality, validity, binding effect or enforceability of this Section 2.2.
     Section 2.3 Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto to the other (each a “Notice”) shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile with evidence of receipt:
If to Indemnitors:
c/o Talisker Corp.
145 Adelaide Street W., Suite 500
Toronto, ON M5H 4E5
Attention: Jack Bistricer
Facsimile:
and a copy to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Bruce S. DePaola
Facsimile: (212) 230-7879
If to ASC:
American Skiing Company
One Monument Way
Portland, ME 04101
Attention: Foster A. Stewart, Jr., Esq.
                 General Counsel
Facsimile: (207) 791-2607
and a copy to:
Pierce Atwood LLP
One Monument Square
Portland, ME 04101
Attention: Jared S. des Rosiers, Esq.
Facsimile: (207) 791-1350

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or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.
     Section 2.4 Entire Agreement. This Agreement, together with the Purchase Agreement and the other instruments and agreements to be delivered at the Closing Date pursuant to the Purchase Agreement, is intended by the Parties to integrate all prior discussions and writings, including memoranda and e-mail messages, term sheets, and similar expressions of intent into a single, complete statement of the understandings of the Parties with respect to the matters covered by this Agreement. Accordingly, the Parties agree that this Agreement supersedes all prior agreements and understandings between or among the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement, including the Purchase Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. In addition, the Parties agree that this Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment. The Parties further agree and acknowledge that:
          (i) this Agreement has not been entered into under undue time pressure, and that all Parties have had an adequate opportunity to review this Agreement with counsel,
          (ii) no oral assurances have been given by any Party that this Agreement is an interim agreement or that a more comprehensive agreement is or will be forthcoming,
          (iii) there are no oral conditions or promises that supplement or modify the Agreement, and
          (iv) this Section 2.4 does not constitute “boilerplate”, but rather is a critical substantive provision of the Agreement.
     Section 2.5 Amendment. This Agreement may be amended by the Parties to this Agreement only by writing executed by their duly authorized representatives with the requisite formalities.

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     Section 2.6 Waiver. Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.
     Section 2.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.
     Section 2.8 Indemnitees as Beneficiaries. In the event that ASC shall in the future no longer have a corporate existence, each of the Indemnitees shall have the power and right to enforce the terms of this Agreement against the Indemnitors as though such Indemnitees were directly party hereto.
     Section 2.9 Interpretation. The headings of the articles and sections in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or schedule, that reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. No Party shall be deemed the drafter of this Agreement, which Agreement is the product of detailed, arms’ length negotiations between the Parties and their respective counsel.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, this Agreement has been duly executed under seal and delivered by the duly authorized officers of the Parties to this Agreement as of the Effective Date.

TALISKER CORP.
By:
Name:
Title:

TALISKER CANYONS FINANCE CO LLC
By:
Name:
Title:

ASC UTAH, INC.
By:
Name:
Title:

AMERICAN SKIING COMPANY
By:
Name:
Title:

[Talisker Indemnification Agreement]

Exhibit B
SOFTWARE LICENSE AGREEMENT
     This Software License Agreement (this “Agreement”) is made as of this ___ day of July, 2007, by and between Steamboat Ski and Resort Corporation, a Delaware corporation (the “Licensor”), on the one hand, and ASC Utah, a Maine corporation (the “Licensee”), on the other hand.
     WHEREAS, Licensor owns (1) a vacation planning and ecommerce storefront system that is comprised of certain computer software programs (in source and object code format) and technical and user documentation and materials related to such programs, including without limitation the software, documentation and materials described on Exhibit A (collectively, “CORIS”); and (2) a work request and management system that is comprised of certain computer software programs (in source and object code format) and technical and user documentation and materials related to such programs, including without limitation the software, documentation and materials described on Exhibit A (collectively, “WRMS”)
     WHEREAS, pursuant to the Stock Purchase Agreement dated as of December 18, 2006 by and among Steamboat Acquisition Corp., Wintergames Holdings SARL (“Purchasers”), ASC and Licensor (the “SPA”), Purchasers agreed to purchase from ASC all of the issued and outstanding shares of common stock of Licensor; and
     WHEREAS, pursuant to the SPA, Purchasers agreed to permit Licensor to grant Licensee a license to use CORIS and WRMS on the terms and conditions set forth herein.
     NOW THEREFORE, for and in consideration of the foregoing, the agreements and undertakings hereinafter provided and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by Licensor and Licensee, Licensor and Licensee hereby agree as follows:
1. LICENSE GRANT AND FEE.
     (a) License. Licensor hereby grants to Licensee a worldwide, nonexclusive, non-assignable (except to the limited extent set forth in Section 11(b) hereof), nontransferable, non-sublicensable, royalty-free, license to make, use, modify, translate, reverse engineer, reproduce, decompile, disassemble, create derivative works based on, copy, display and/or merge into another program or programs in whole or in part CORIS and WRMS (including all source code, object code and documentation related thereto) (collectively, the “Software”). The rights granted to Licensee pursuant to this Section 1(a), collectively referred to herein as the “License.”
     (b) Restriction; Remote Access. Except as expressly set forth in this Agreement, the Licensee shall only be permitted to use the Software at the resort or related facilities known as The Canyons, which resort is owned and/or operated by Licensee or its subsidiaries as of the date hereof (such resort and related facilities, the “Licensed Resort”). For the purposes of the Maintenance and Support Services (as defined below), Licensee shall provide Licensor and Licensor’s employees, agents, and independent contractors with remote access to the Software as installed at the processing units at any and all of the Licensed Resort.

     (c)  License Transfer Fee. Licensee shall pay to Licensor a one-time license transfer fee (the “License Transfer Fee”) equal to the amount of the actual costs and expenses of Licensor for time and material spent in migrating and installing the Software, such amount not to exceed $5,000 as long as Licensee does not migrate the Software to a host that is different than the host currently used by the Licensee.
2. OWNERSHIP AND USE OF SOFTWARE
     (a) Ownership and Use of Software; Confidentiality. Licensee acknowledges that the Software is a commercially valuable proprietary product and trade secret of Licensor, and that the Software (including but not limited to the Software’s design, programming techniques, algorithms and codes) is regarded by Licensor as secret and confidential. Licensee agrees not to disclose any portion of the Software to unauthorized persons, whether or not such portion is or may be validly copyrighted or patented. Licensee shall treat all proprietary information related to the Software of the Licensor, and the Software of Licensor, as confidential and shall safeguard it to the same extent that the Licensee safeguards its own confidential information but in any event in at least a reasonably prudent manner. Licensee’s use of the Software shall comply with all applicable laws. Licensee agrees to use its commercially reasonable efforts to ensure that all those persons having access to the Software under this Agreement shall observe and perform the obligation set forth in this Section. The terms of this paragraph shall survive the termination of this Agreement.
     (b) Ownership of Enhancements. Each party shall be the sole and exclusive owner throughout the world of any and all right, title and interest in and to any and all (i) corrections, additions, enhancements, upgrades, updates, corrections, and improvements of or to the Software (collectively, “Enhancements”) made by such party to the Software, and all derivative works based thereon that are created by such party and (ii) copyright, patent, trade secret and/or other intellectual property rights in and to any and all such additions, modifications, improvements and derivative works.
3. MAINTENANCE AND SUPPORT. The services described in Sections 3(a) and 3(b) are referred to as the “Maintenance and Support Services”. Except as set forth in Sections 3(a), 3(b), and 3(d), neither party shall have any obligation to develop, or to create or provide Enhancements (as defined below) to the other party, or to support the other party’s use of, the Software.
     (a) Defects.
          (i) “Defect” means any material problem, defect, failure or other error in the Software discovered by Licensor or reported to it by Licensee. Defects include, without limitation, any failure of the Software to materially perform any of the primary functions for which it was designed and any material error in the Software such that it fails to operate in substantial conformance with the corresponding documentation.
          (ii) Defect Reports. Licensee shall be entitled to submit to Licensor written notice of a Defect (as defined below), which notice (a “Defect Report”) shall describe any

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Defects, identify the associated severity level of the Defects and, to the extent readily available, give the Licensor sufficient information to enable the Licensor to reproduce the Defects. Defect Reports may be submitted in Licensee’s reasonable discretion via e-mail, or fax, or other mutually acceptable means of communication.
          (iii) Defect Correction. After submission of a Defect Report, Licensor shall use commercially reasonable efforts to provide a correction for the Defect in the Software (each, a “Correction”) as follows:
     (A) Priority 1 Defects. “Priority 1 Defect” means a Defect that causes any of the following occurrences: (A) substantial restrictions on, substantial disruption of, or substantial adverse impact on Licensee’s business operations making use of the Software; (B) inability to access or use an important function of the Software; or (C) any errors resulting in material data loss, data corruption, or inaccuracies in the Software’s output or processing. Licensor shall (X) within one twenty-four (24) hours after submission of the Defect Report, use commercially reasonable efforts to assign fully qualified technicians to repair the Defect; (Y) use commercially reasonable efforts to provide a workaround by the end of one (1) week; and (Z) use commercially reasonable efforts to supply a Correction as soon as possible.
     (B) Priority 2 Defects. “Priority 2 Defect” means a Defect that is not a Priority 1 Defect and that causes (A) significant restrictions on, significant disruption of, or significant adverse impact on Licensee’s business operations making use of the Software; or (B) inability to access or use a non-trivial function of the Software. Using commercially reasonable efforts, Licensor shall (X) within one (1) week after submission of the Defect Report, assign fully qualified technicians to repair the Defect; (Y) provide a workaround within one (1) calendar month; and (Z) supply a Correction as soon as possible.
     (C) Priority 3 Defects. “Priority 3 Defect” means any Defect that is neither a Priority 1 Defect nor a Priority 2 Defect. Licensor shall use commercially reasonable efforts to, within three (3) calendar weeks after submission of the Defect Report, respond to the Defect Report by informing Licensee how Licensor intends to correct the Defect (e.g., provide a workaround, or provide a Correction).
     (b) Support. Licensor shall use commercially reasonable efforts to support the operation and use of the Software by Licensee, including without limitation by using commercially reasonable efforts to provide the services described on Exhibit B to this Agreement.
     (c) Fees. Licensee shall, on a quarterly basis, pay to Licensor a fee for all Maintenance and Support Services in an amount equal to a Thirty-Two Thousand Five Hundred Dollars ($32,500.00), (as prorated for partial quarters). Any fees for Enhancements shall be governed by Section 3(d) below.

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     (d) Provision of Enhancements. Licensee shall be entitled to submit to Licensor written requests for any desired Enhancements. Requests may be submitted via e-mail, fax, or postal or courier service. If the parties mutually agree that any such Enhancement will be provided by Licensor, the scheduling and payment terms regarding such Enhancement shall be negotiated by the parties in good faith. If Licensor completes any material Enhancements, Licensee may request that Licensor provide to Licensee such Enhancements, in object code, with updated documentation (if any), upon scheduling and payment terms to be negotiated by the parties in good faith. If Licensee completes any Enhancements, Licensor may request that Licensee provide to Licensor such Enhancements, in object code, with updated documentation (if any), upon scheduling and payment terms to be negotiated by the parties in good faith. Neither party shall have any obligation to provide maintenance or support services with respect to Enhancements made by the other party.
     (e) Training. Upon request of Licensee and for a fee to be negotiated in good faith between the parties, Licensor shall provide training services to designated employee(s) of Licensee with respect to installation or use of the Software.
4. TERM AND TERMINATION.
     (a) The “Term” of this Agreement shall commence as of the date first written above (the “Effective Date”) and shall continue in perpetuity unless terminated pursuant to this Section 4.
     (b) Termination by Licensor.
          (i) License. The License granted hereunder may be terminated by Licensor in the event of a material or recurring breach by Licensee of any of the terms of this Agreement, and not for any other reason.
          (ii) Maintenance and Support Services. Licensor shall provide the Maintenance and Support Services described in Section 3 for a period of twenty-four (24) months from March 1, 2007. Notwithstanding the foregoing to the contrary, in the case that Licensee is using a version of the Software that Licensee modified without Licensor’s approval, Licensor may terminate the Maintenance Services described in Section 3(a) and the Support Services upon written notice.
     (c) Termination by Licensee. Licensee may terminate this Agreement, including the License, at any time upon one hundred eighty (180) days written notice to Licensor.
     (d) Effect of Termination. On or before thirty (30) days after the termination of this Agreement, Licensee shall cease use, and destroy all copies, of the Software. Upon termination of the Maintenance and Support Services, Licensor shall have no obligation to provide any Maintenance and Support Services or training services. In the event that the parties agree that Licensor shall provide additional Maintenance and Support Services or training services after the initial twenty-four (24) months, the terms for such services will be negotiated in good faith by the parties.

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5. REPRESENTATIONS AND WARRANTIES. Licensor represents and warrants to Licensee that it has the right to grant the License as set forth herein. Licensor covenants that all Maintenance and Support Services shall be provided at a level of professionalism and competence equal to the level of professionalism and competence such services were provided by Licensee with respect to the Software during the six (6) months prior to the Effective Date. OTHER THAN AS SET FORTH ABOVE, THE SOFTWARE AND THE MAINTENANCE AND SUPPORT SERVICES ARE PROVIDED “AS IS,” AND LICENSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE OR RELATED DOCUMENTATION, AND THE MAINTENANCE AND SUPPORT SERVICES, INCLUDING THEIR QUALITY, PERFORMANCE, MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE SOFTWARE AND THE MAINTENANCE AND SUPPORT SERVICES ARE WITH LICENSEE, AND LICENSOR PROVIDES NO GUARANTEE THAT THE SOFTWARE WILL MEET LICENSEE’S REQUIREMENTS, BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION OR BE FREE FROM INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, NEITHER LICENSOR NOR ITS AFFILIATES, THIRD-PARTY VENDORS OR THEIR SUPPLIERS SHALL HAVE ANY RESPONSIBILITY TO MAINTAIN THE SOFTWARE TO SUPPLY ANY CORRECTIONS, UPDATES OR RELEASES IN CONNECTION THEREWITH.
6. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY ACT OR OMISSION IN THE ABSENCE OF WILLFUL MALFEASANCE OR GROSS NEGLIGENCE BY THE OTHER PARTY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR FOR LOST PROFIT, REVENUE, AND LICENSOR SHALL NOT BE LIABLE FOR LICENSEE’S USE OF DATA IN CONNECTION WITH THE PROGRAMS OR DOCUMENTATION PROVIDED BY LICENSOR, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER FOR ALL CLAIMS WHATSOEVER ARISING OUT OF THE LICENSES GRANTED HEREUNDER, INCLUDING ANY CAUSE OF ACTION SOUNDING IN CONTRACT, WARRANTY, TORT OR STRICT LIABILITY SHALL NOT EXCEED (1) $100 FOR ANY CAUSE OF ACTION ARISING ON OR PRIOR TO THE EFFECTIVE DATE, OR (2) THE FEES ACTUALLY RECEIVED BY THE LICENSOR UNDER THIS AGREEMENT OVER THE COURSE OF ONE FISCAL YEAR PRIOR TO THE DATE THE CAUSE OF ACTION AROSE.
7. ACKNOWLEDGEMENT. BOTH PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THE LICENSE FEES, REFLECT IN PART THE PARTIES’ RELIANCE ON THE LIMITATIONS AND DISCLAIMERS CONTAINED IN PARAGRAPHS 5 THROUGH 6 HEREOF
8. TRADEMARKS. Licensee acknowledges that nothing herein has granted Licensee any right, title or interest in and to the marks CORIS or WRMS.

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9. INDEMNIFICATION. Each party shall indemnify, defend and hold harmless the other party, and its affiliates, its and their employees, officers, directors, agents, successors and assigns, and third party vendors or their suppliers (collectively, the “Indemnified Parties”), from and against, any and all liabilities, obligations, damages, deficiencies, losses, costs and expenses, including reasonable attorneys’ fees and other expenses incurred in the investigation and defense of any claim (as hereinafter defined), in each case as incurred and finally awarded by a court or arbitrator of competent jurisdiction, based on any claim, inquiry, investigation, proceeding, suit and/or action by a third party to which any Indemnified Party may become subject resulting from or arising out of or in connection with (i) the indemnifying party’s breach of any of the terms or conditions of this agreement, or (ii) the use by the indemnifying party of the Software, except to the extent that any such claim, as finally determined by a court of competent jurisdiction, was caused solely and directly by the gross negligence, willful misconduct or fraud of any of the Indemnified Parties.
10. MISCELLANEOUS.
     (a) Complete Agreement. This Agreement and the Exhibits attached hereto and the documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     (b) Assignment. This Agreement may be freely assigned by Licensor. Licensee may assign this Agreement in connection with a transfer of the ownership (including without limitation in connection with an asset sale) of Licensee. In the event of any assignment hereunder, the assignee shall assume all of the obligations of the assignor to the extent accruing after such assignment. In the event that Licensee sells, conveys or otherwise transfers its ownership of (including without limitation in connection with an asset sale), or substantially all of its direct or indirect equity interests in, the Licensed Resort, then Licensor shall enter into an agreement with the purchaser of the Licensed Resort on the same terms and conditions set forth herein. Licensor or Licensee may collaterally assign this Agreement to an institutional lender that is providing financing in connection with the Licensed Resort and this Agreement may be assigned in connection with such lender’s exercise of remedies pursuant to the collateral assignment.
     (c) Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     (d) Fees and Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay all of the fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby.

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     (e) Amendments. No amendment to this Agreement shall be effective unless it shall be in a writing signed by each party hereto.
     (f) Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) if delivered by hand (including by overnight courier), when delivered, (ii) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, (iii) in the case of mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid and (iv) in the case of facsimile transmission, upon receipt of a legible copy. In each case: (A) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following business day, and (B) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:
If to the Licensor, to:
Steamboat Ski & Resort Corporation
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: General Counsel
Facsimile: (917) 591-8433
With copies to:
Intrawest ULC
Suite 800 — 200 Burrard Street
Vancouver, BC V6C 3L6
Attention: General Counsel
Facsimile: (604) 683-1862
With a copy to:
Jacobs Chase Frick Kleinkopf & Kelley LLC
Independence Plaza
1050 17th St.
Suite 1500
Denver, CO 80265
Attention: Steven Cohen
Facsimile: (303) 685-4869
If to the Licensee, to:
ASC Utah

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c/o Talisker Corp.
145 Adelaide Street W., Suite 500
Toronto, ON M5H 4E5
Attention: Jack Bistricer
Facsimile:
With a copy to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Bruce S. DePaola
Facsimile: (212) 230-7879
     (g) Governing Law; Waiver of Jury Trial; Dispute Resolution.
          (i) This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflict of law principles thereof.
          (ii) Any controversy or claim arising out of or related to this Agreement, or the Software and/or subject matters addressed in this Agreement shall be solely and exclusively resolved by binding arbitration conducted before J.A.M.S./Endispute, Inc. or its successor, in New York, New York, before a single arbitrator mutually agreed upon by the parties. In the event that a single arbitrator cannot be agreed upon, each party will select one arbitrator and the presiding single arbitrator shall be chose by mutual agreement of the selected arbitrators. The arbitration shall be governed by the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. The arbitrator shall have case management authority and shall resolve the controversy in a final award within 180 days from the commencement of the arbitration action, unless otherwise agreed in writing by the parties. Costs and fees may be assessed by the arbitrator in accordance with Section 10(g)(iii). To the extent possible, the arbitrator shall apply the governing law agreed to by the parties above. There shall be no appeal from the arbitral award, except for fraud committed by the presiding arbitrator in carrying out his duties under the aforesaid rules; otherwise the parties irrevocably waive their rights to judicial review of any such controversy or claim arising out of or related to this Agreement.
          (iii) In the event that any Arbitration proceeding results in a final award, the losing party shall pay to the prevailing party all costs and attorneys fees incurred by the prevailing party during the course and as a result of the arbitration proceeding.
     (h) Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     (i) Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in one form have correlative meanings when used herein in any other form. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or Exhibit,

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such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
     (j) Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (k) Third Parties. Except as expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     (l) Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.
     (m) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized agents as of the date first above written.

LICENSOR:

STEAMBOAT SKI AND RESORT
CORPORATION	Officer Name

Signature

Title

Date

LICENSEE:

ASC UTAH	Officer Name

Signature

Title

Date

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EXHIBIT A
Software, Documentation, Materials, and Processing Units
CORIS
CORIS 4.0422
Software: Coris Feature/Functionality Overview
Sales Agent
      CORIS Training Manual
      RoboHelp Sales Agent Online User Reference Guide
      Quick Help Guide to Reservation Status
      Property Sales Vendor User Guide
      Keyboard Function Guide
Accounting
      Accounting Training Manual
      Accounting Report Guide
      Accounting Definitions
      Accounting Transaction Model
      Reconciliation Procedures
      Process Maps
Task Documentation
      Accounting
      Fulfillment
      Product Maintenance
      Interface User Guides
WRMS
Software: WRMS Executive Summary
Documentation
•	Getting Started Guide

•	Requestor User Guide

•	Provider User Guide

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EXHIBIT B
Support Services
Licensor shall use commercially reasonable efforts to provide the following maintenance and support services in connection with this agreement.
a)	Software Maintenance — This includes tasks associated with maintaining documented software functionality as database administration, troubleshooting and repairing software defects. Software maintenance scope is limited to work required to perpetuate the designed functionality of the system.

b)	Support Services — To assist the user in utilizing the full functionality of the software. Some specific examples of support services include, without limitation the following:
1.	Assist with setting up Sirius and SMS interfaces

2.	Assist with report modifications or ad-hoc queries

3.	Assist with resolving interface issues (e.g, BFF, Car Finder, SMS, SIRIUS, inventory updates)

4.	Assist with correction of reservation issues (i.e., restoring cancelled components)

5.	Assist with batch process errors (e.g., faxing not working due to telephone service interruption, or email not working due to network failure)

6.	Assist with coordinating user login updates and password changes

7.	Assist with data change and correction requests (e.g, reservation investigation, data maintenance changes, etc.)

8.	Research and resolve unsettled or unposted credit card batches

9.	Unpost a disbursement batch that was posted prematurely.

10.	In support of WRMS:
•	Setup new provider departments as needed

•	Define new user groups

•	Define new department attributes

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